Exhibit 99.2
ENCORE CAPITAL GROUP, INC.

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Encore Capital Group, Inc.
San Diego, California

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial condition of Encore Capital Group, Inc. (the “Company”) as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the Company's internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and our report dated February 21, 2018 expressed an unqualified opinion thereon.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP

We have served as the Company's auditor since 2001.
San Diego, California
February 21, 2018, except for Note 17 which is as of July 16, 2018

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors
Encore Capital Group, Inc.
San Diego, California

Opinion on Internal Control over Financial Reporting
We have audited Encore Capital Group, Inc.’s (the “Company’s”) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO criteria”). In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2017, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), the consolidated statements of financial condition of the Company as of December 31, 2017 and 2016 and the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2017, and the related notes and our report dated February 21, 2018, except for Note 17 which is as of July 16, 2018, expressed an unqualified opinion thereon.
Basis for Opinion
The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Item 9A, Management’s Report on Internal Control over Financial Reporting”. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit of internal control over financial reporting in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
Definition and Limitations of Internal Control over Financial Reporting
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ BDO USA, LLP

San Diego, California
February 21, 2018

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Financial Condition
(In Thousands, Except Par Value Amounts)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$212,139	$149,765
Investment in receivable portfolios, net	2,890,613	2,382,809
Deferred court costs, net	79,963	65,187
Property and equipment, net	76,276	72,257
Other assets	302,728	215,447
Goodwill	928,993	785,032
Total assets	$4,490,712	$3,670,497
Liabilities and equity
Liabilities:
Accounts payable and accrued liabilities	$284,774	$234,398
Debt, net	3,446,876	2,805,983
Other liabilities	35,151	29,601
Total liabilities	3,766,801	3,069,982
Commitments and contingencies
Redeemable noncontrolling interest	151,978	45,755
Redeemable equity component of convertible senior notes	—	2,995
Equity:
Convertible preferred stock, $.01 par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.01 par value, 50,000 shares authorized, 25,801 shares and 25,593 shares issued and outstanding as of December 31, 2017 and December 31, 2016, respectively	258	256
Additional paid-in capital	42,646	103,392
Accumulated earnings	616,314	560,567
Accumulated other comprehensive loss	(77,356)	(104,911)
Total Encore Capital Group, Inc. stockholders’ equity	581,862	559,304
Noncontrolling interest	(9,929)	(7,539)
Total equity	571,933	551,765
Total liabilities, redeemable equity and equity	$4,490,712	$3,670,497
The following table includes assets that can only be used to settle the liabilities of the Company’s consolidated variable interest entities (“VIEs”) and the creditors of the VIEs have no recourse to the Company. These assets and liabilities are included in the consolidated statements of financial condition above. See Note 10, “Variable Interest Entities” for additional information on the Company’s VIEs.

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$88,902	$55,823
Investment in receivable portfolios, net	1,342,300	972,841
Deferred court costs, net	26,482	22,760
Property and equipment, net	23,138	19,284
Other assets	122,263	79,767
Goodwill	724,054	584,868
Liabilities
Accounts payable and accrued liabilities	$151,208	$99,689
Debt, net	2,014,202	1,514,799
Other liabilities	1,494	1,921
See accompanying notes to consolidated financial statements

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Operations
(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2017	2016	2015
Revenues
Revenue from receivable portfolios, net	$1,053,373	$1,030,792	$1,065,673
Other revenues	92,429	82,643	57,531
Total revenues	1,145,802	1,113,435	1,123,204
Allowance reversals (allowances) on receivable portfolios, net	41,236	(84,177)	6,763
Total revenues, adjusted by net allowances	1,187,038	1,029,258	1,129,967
Operating expenses
Salaries and employee benefits	315,742	281,097	262,281
Cost of legal collections	200,058	200,855	229,847
Other operating expenses	104,938	100,737	93,210
Collection agency commissions	43,703	36,141	37,858
General and administrative expenses	158,080	134,046	191,357
Depreciation and amortization	39,977	34,868	33,160
Total operating expenses	862,498	787,744	847,713
Income from operations	324,540	241,514	282,254
Other (expense) income
Interest expense	(204,161)	(198,367)	(186,556)
Other income	10,847	14,228	2,235
Total other expense	(193,314)	(184,139)	(184,321)
Income from continuing operations before income taxes	131,226	57,375	97,933
Provision for income taxes	(52,049)	(38,205)	(27,162)
Income from continuing operations	79,177	19,170	70,771
Loss from discontinued operations, net of tax	(199)	(2,353)	(23,387)
Net income	78,978	16,817	47,384
Net loss (income) attributable to noncontrolling interest	4,250	59,753	(2,249)
Net income attributable to Encore Capital Group, Inc. stockholders	$83,228	$76,570	$45,135
Amounts attributable to Encore Capital Group, Inc.:
Income from continuing operations	$83,427	$78,923	$68,522
Loss from discontinued operations, net of tax	(199)	(2,353)	(23,387)
Net income	$83,228	$76,570	$45,135
Earnings (loss) per share attributable to Encore Capital Group, Inc.:
Basic earnings (loss) per share from:
Continuing operations	$3.21	$3.07	$2.66
Discontinued operations	$(0.01)	$(0.09)	$(0.91)
Net basic earnings per share	$3.20	$2.98	$1.75
Diluted earnings (loss) per share from:
Continuing operations	$3.16	$3.05	$2.57
Discontinued operations	$(0.01)	$(0.09)	$(0.88)
Net diluted earnings per share	$3.15	$2.96	$1.69
Weighted average shares outstanding:
Basic	25,972	25,713	25,722
Diluted	26,405	25,909	26,647
See accompanying notes to consolidated financial statements

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Comprehensive Income
(In Thousands)

	Year Ended December 31,
	2017	2016	2015
Net income	$78,978	$16,817	$47,384
Other comprehensive income (loss), net of tax:
Change in unrealized gains/losses on derivative instruments:
Unrealized gain (loss) on derivative instruments	1,242	407	(1,527)
Income tax effect	(200)	(87)	(151)
Unrealized gain (loss) on derivative instruments, net of tax	1,042	320	(1,678)
Change in foreign currency translation:
Unrealized gain (loss) on foreign currency translation	28,362	(67,943)	(57,144)
Income tax effect	—	361	(1,468)
Unrealized gain (loss) on foreign currency translation, net of tax	28,362	(67,582)	(58,612)
Other comprehensive income (loss), net of tax	29,404	(67,262)	(60,290)
Comprehensive income (loss)	108,382	(50,445)	(12,906)
Comprehensive loss (income) attributable to noncontrolling interest:
Net loss (income)	4,250	59,753	(2,249)
Unrealized (income) loss on foreign currency translation	(1,849)	20,173	3,390
Comprehensive loss attributable to noncontrolling interest	2,401	79,926	1,141
Comprehensive income (loss) attributable to Encore Capital Group, Inc. stockholders	$110,783	$29,481	$(11,765)
See accompanying notes to consolidated financial statements

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Equity
(In Thousands)

	Common Stock		Additional Paid-In Capital	Accumulated Earnings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interest	Total Equity
	Shares	Par
Balance at December 31, 2014	25,794	$258	$125,310	$498,354	$(922)	$3,981	$626,981
Net income	—	—	—	45,135	—	878	46,013
Other comprehensive loss, net of tax	—	—	—	—	(56,900)	—	(56,900)
Initial noncontrolling interest related to business combinations	—	—	—	—	—	2,426	2,426
Change in fair value of redeemable noncontrolling interest	—	—	(2,349)	—	—	—	(2,349)
Exercise of stock options and issuance of share-based awards, net of shares withheld for employee taxes	333	3	(5,321)	—	—	—	(5,318)
Repurchase of common stock	(839)	(8)	(33,177)	—	—	—	(33,185)
Stock-based compensation	—	—	22,008	—	—	—	22,008
Tax benefit related to stock-based compensation	—	—	1,251	—	—	—	1,251
Reclassification of redeemable equity component of convertible senior notes	—	—	2,948	—	—	—	2,948
Other	—	—	(137)	—	—	—	(137)
Balance at December 31, 2015	25,288	253	110,533	543,489	(57,822)	7,285	603,738
Net income (loss)	—	—	—	76,570	—	(11,922)	64,648
Other comprehensive loss, net of tax	—	—	—	—	(47,089)	(3,677)	(50,766)
Initial noncontrolling interest related to business combinations	—	—	—	—	—	775	775
Change in fair value of redeemable noncontrolling interest	—	—	(14,702)	(59,492)	—	—	(74,194)
Purchase of noncontrolling interest	—	—	(1,280)	—	—	—	(1,280)
Exercise of stock options and issuance of share-based awards, net of shares withheld for employee taxes	305	3	(4,481)	—	—	—	(4,478)
Stock-based compensation	—	—	12,627	—	—	—	12,627
Tax benefit related to stock-based compensation	—	—	(2,324)	—	—	—	(2,324)
Reclassification of redeemable equity component of convertible senior notes	—	—	3,130	—	—	—	3,130
Other	—	—	(111)	—	—	—	(111)
Balance at December 31, 2016	25,593	256	103,392	560,567	(104,911)	(7,539)	551,765
Net income	—	—	—	83,228	—	655	83,883
Other comprehensive gain (loss), net of tax	—	—	—	—	27,555	(707)	26,848
Change in fair value of redeemable noncontrolling interest	—	—	(81,074)	(27,222)	—	—	(108,296)
Purchase of noncontrolling interest	—	—	806	—	—	(2,338)	(1,532)
Exercise of stock options and issuance of share-based awards, net of shares withheld for employee taxes	208	2	(2,117)	—	—	—	(2,115)
Stock-based compensation	—	—	10,399	—	—	—	10,399
Issuance of convertible senior notes	—	—	12,341	—	—	—	12,341
Settlement and repurchase of convertible senior notes	622	6	(7,881)	—	—	—	(7,875)
Convertible note hedge transactions	(622)	(6)	3,525	—	—	—	3,519
Reclassification of redeemable equity component of convertible senior notes	—	—	2,995	—	—	—	2,995
Reclassification of certain income tax effects of items within accumulated other comprehensive income to retained earnings	—	—	—	(259)	—	—	(259)
Other	—	—	260	—	—	—	260
Balance at December 31, 2017	25,801	$258	$42,646	$616,314	$(77,356)	$(9,929)	$571,933
See accompanying notes to consolidated financial statements

ENCORE CAPITAL GROUP, INC.
Consolidated Statements of Cash Flows
(In Thousands)

	Year Ended December 31,
	2017	2016	2015
Operating activities:
Net income	$78,978	$16,817	$47,384
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of income taxes	199	2,353	23,387
Depreciation and amortization	39,977	34,868	33,160
Other non-cash expense, net	35,676	22,807	35,104
Stock-based compensation expense	10,399	12,627	22,008
Deferred income taxes	28,970	(52,905)	(16,665)
(Reversal of) provision for allowances on receivable portfolios, net	(41,236)	84,177	(6,763)
Changes in operating assets and liabilities
Deferred court costs and other assets	(4,101)	(20,364)	(33,430)
Prepaid income tax and income taxes payable	(26,699)	25,417	(29,504)
Accounts payable, accrued liabilities and other liabilities	1,655	2,439	43,135
Net cash provided by operating activities from continuing operations	123,818	128,236	117,816
Net cash provided by (used in) operating activities from discontinued operations	—	2,096	(1,667)
Net cash provided by operating activities	123,818	130,332	116,149
Investing activities:
Cash paid for acquisitions, net of cash acquired	(96,390)	(675)	(276,575)
Proceeds from divestiture of business, net of cash divested	—	106,041	—
Purchases of assets held for sale	—	(19,874)	—
Purchases of receivable portfolios, net of put-backs	(1,045,829)	(907,413)	(749,760)
Collections applied to investment in receivable portfolios, net	709,420	659,321	635,899
Purchases of property and equipment	(28,126)	(31,668)	(28,624)
Other, net	8,794	10,794	(1,233)
Net cash used in investing activities from continuing operations	(452,131)	(183,474)	(420,293)
Net cash provided by (used in) investing activities from discontinued operations	—	14,685	(52,416)
Net cash used in investing activities	(452,131)	(168,789)	(472,709)
Financing activities:
Payment of loan costs	(28,972)	(32,338)	(17,995)
Proceeds from credit facilities	1,434,480	586,016	1,084,393
Repayment of credit facilities	(1,168,069)	(615,857)	(898,086)
Proceeds from senior secured notes	325,000	442,610	332,693
Repayment of senior secured notes	(204,241)	(352,549)	(15,000)
Proceeds from issuance of convertible senior notes	150,000	—	—
Repayment of convertible senior notes	(125,407)	—	—
Repayment of securitized notes	—	(935)	(44,251)
Repurchase of common stock	—	—	(33,185)
Proceeds from other debt	33,197	36,172	—
Payment for the purchase of noncontrolling interest	(29,731)	(4,842)	—
Other, net	(8,040)	(15,024)	(8,448)
Net cash provided by financing activities	378,217	43,253	400,121
Net increase in cash and cash equivalents	49,904	4,796	43,561
Effect of exchange rate changes on cash and cash equivalents	12,470	(8,624)	(14,131)
Cash and cash equivalents, beginning of period	149,765	153,593	124,163
Cash and cash equivalents, end of period	212,139	149,765	153,593
Cash and cash equivalents of discontinued operations, end of period	—	—	29,600
Cash and cash equivalents of continuing operations, end of period	$212,139	$149,765	$123,993
Supplemental disclosures of cash flow information:
Cash paid for interest	$162,545	$147,899	$151,946
Cash paid for income taxes, net	44,365	60,071	84,101
Supplemental schedule of non-cash investing and financing activities:
Conversion of convertible senior notes	$28,277	$—	$—
Fixed assets acquired through capital lease	3,577	55	2,220

See accompanying notes to consolidated financial statements

ENCORE CAPITAL GROUP, INC.
Notes to Consolidated Financial Statements
Note 1: Ownership, Description of Business, and Summary of Significant Accounting Policies
Encore Capital Group, Inc. (“Encore”), through its subsidiaries (collectively with Encore, the “Company”), is an international specialty finance company providing debt recovery solutions and other related services for consumers across a broad range of financial assets. The Company purchases portfolios of defaulted consumer receivables at deep discounts to face value and manages them by working with individuals as they repay their obligations and work toward financial recovery. Defaulted receivables are consumers’ unpaid financial commitments to credit originators, including banks, credit unions, consumer finance companies, commercial retailers, and telecommunication companies. Defaulted receivables may also include receivables subject to bankruptcy proceedings.
Basis of Consolidation
The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), and reflect the accounts and operations of the Company and those of its subsidiaries in which the Company has a controlling financial interest. The Company also consolidates VIEs, for which it is the primary beneficiary. The primary beneficiary has both (a) the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and (b) either the obligation to absorb losses or the right to receive benefits. Refer to Note 10, “Variable Interest Entities” for further details. All intercompany transactions and balances have been eliminated in consolidation.
Translation of Foreign Currencies
The financial statements of certain of the Company’s foreign subsidiaries are measured using their local currency as the functional currency. Assets and liabilities of foreign operations are translated into U.S. dollars using period-end exchange rates, and revenues and expenses are translated into U.S. dollars using average exchange rates in effect during each period. The resulting translation adjustments are recorded as a component of other comprehensive income or loss. Equity accounts are translated at historical rates, except for the change in retained earnings during the year which is the result of the income statement translation process. Intercompany transaction gains or losses at each period end arising from subsequent measurement of balances for which settlement is not planned or anticipated in the foreseeable future are included as translation adjustments and recorded within other comprehensive income or loss. Translation gains or losses are the material components of accumulated other comprehensive income or loss. Transaction gains and losses are included in other income or expense.
Reclassifications
Certain immaterial reclassifications have been made to the consolidated financial statements to conform to the current year’s presentation.
Change in Accounting Principle
In February 2018, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) No. 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income (“ASU 2018-02”). ASU 2018-02 is effective for all entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted either (1) in the period of adoption or (2) retrospectively to each period in which the effect of the change in the federal income tax rate in the Tax Cuts and Jobs Act is recognized. The Company early adopted this guidance for the year ending December 31, 2017. The Company elected to reclassify the income tax effects of the Tax Cuts and Jobs Act from accumulated other comprehensive income to retained earnings in the period of adoption using the security by security approach. The adoption of ASU 2018-02 resulted in a reclassification of $0.3 million due to tax rate changes for certain hedge instruments from accumulated other comprehensive income to accumulated earnings.
In March 2016, the FASB issued ASU No. 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. For public entities, ASU 2016-09 is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted. Upon adoption of this standard, excess tax benefits and tax deficiencies will be recognized as income tax expense, and the tax effects of exercised or vested awards will be treated as discrete items in the period in which they occur. As such, implementation of this standard could create volatility in an entity’s effective income tax rate on a quarter by quarter basis. The volatility in the effective income tax rate is due primarily to fluctuations in the stock price and the timing of stock option exercises and vesting of restricted share grants. The standard also requires excess tax benefits to be presented as an operating activity on the statement of cash flows rather than as a financing activity. An entity may elect to apply the change in presentation in the statement of cash flows either prospectively or retrospectively to all periods presented. Further, the amendments allow an entity to make an accounting policy election to either estimate forfeitures or recognize forfeitures as they occur. If an election is made, the change to recognize forfeitures as they occur must be adopted using a modified retrospective approach with a cumulative effect adjustment recorded to opening retained earnings.
ASU 2016-09 became effective for the Company on January 1, 2017. The Company applied the change in presentation to the statement of cash flows retrospectively for all periods presented after adoption date. The Company believes that the new standard may cause volatility in its effective tax rates and earnings per share due to the tax effects related to share-based payments being recorded to the income statement. The volatility in future periods will depend on the Company’s stock price at the awards’ vest dates and the number of awards that vest in each period. The Company will not elect an accounting policy change to record forfeitures as they occur and will continue to estimate forfeitures at each period.
Recent Accounting Pronouncements
Other than the adoption of ASU 2016-09 as discussed in the “Change in Accounting Principle” section above, there have been no new accounting pronouncements made effective during year ended December 31, 2017 that have significance, or potential significance, to the Company’s consolidated financial statements.
Recent Accounting Pronouncements Not Yet Effective
In August 2017, the FASB issued ASU No. 2017-12, Targeted Improvements to Accounting for Hedging Activities—Derivatives and Hedging (Topic 815) (“ASU 2017-12”) which amends the hedge accounting recognition and presentation requirements in Accounting Standards Codification (“ASC”) 815. ASU 2017-12 improves Topic 815 Derivatives and Hedging by simplifying and expanding the eligible hedging strategies for financial and nonfinancial risks by more closely aligning hedge accounting with a company’s risk management activities, and also simplifies its application through targeted improvements in key practice areas. This includes expanding the list of items eligible to be hedged and amending the methods used to measure the effectiveness of hedging relationships. In addition, the ASU prescribes how hedging results should be presented and requires incremental disclosures. These changes are intended to allow preparers more flexibility and to enhance the transparency of how hedging results are presented and disclosed. Further, the new standard provides partial relief on the timing of certain aspects of hedge documentation and eliminates the requirement to recognize hedge ineffectiveness separately in earnings in the current period. The ASU is effective for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. Early adoption is permitted, including adoption in any interim period. The Company is evaluating the impact of adopting this guidance on its consolidated financial statements as well as whether to adopt the new guidance early.
In May 2017, the FASB issued ASU No. 2017-09, Compensation—Stock Compensation (Topic 718) (“ASU 2017-09”). ASU 2017-09 provides clarity in order to reduce both (1) diversity in practice and (2) cost and complexity when applying the guidance in Topic 718, Compensation—Stock Compensation, to a change to the terms or conditions of a share-based payment award. Under the new guidance, modification accounting is required only if the fair value, the vesting conditions, or the classification of the award (as equity or liability) changes as a result of the change in terms or conditions. The guidance is effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Early adoption is permitted, including adoption in any interim period. The Company does not anticipate that the adoption of ASU 2017-09 will have a material impact on its consolidated financial statements and related disclosures.
In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350). The amendments in this update simplify the test for goodwill impairment by eliminating Step 2 from the impairment test, which required the entity to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining fair value of assets acquired and liabilities assumed in a business combination. The amendments in this update are effective for public companies for annual or any interim goodwill impairments tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. The Company did not early adopt this guidance for its annual goodwill impairment testing on October 1, 2017.
In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805); Clarifying the Definition of a Business. The amendments in this update clarify the definition of a business to help companies evaluate whether transactions should be accounted for as acquisitions or disposals of assets or businesses. The amendments in this update are effective for public companies for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company is evaluating the impact of adopting this guidance on its consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). The FASB issued ASU 2016-15 to decrease the diversity in practice in how certain cash receipts and cash payments are presented and classified in the statement of cash flows. The amendments in this update provide guidance on eight specific cash flow issues. ASU 2016-15 is effective for reporting periods beginning after December 15, 2017, with early adoption permitted, provided that all of the amendments are adopted in the same period. The guidance requires application using a retrospective transition method. The Company will adopt the guidance of ASU 2016-15 in the first quarter of 2018.
In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). ASU 2016-13 applies a current expected credit loss model which is a new impairment model based on expected losses rather than incurred losses. Under this model, an entity would recognize an impairment allowance equal to its current estimate of all contractual cash flows that the entity does not expect to collect from financial assets measured at amortized cost. The estimate of expected credit losses should consider historical information, current information, as well as reasonable and supportable forecasts, including estimates of prepayments. The expected credit losses, and subsequent adjustments to such losses, will be recorded through an allowance account that is deducted from the amortized cost basis of the financial asset, with the net carrying value of the financial asset presented on the consolidated balance sheet at the amount expected to be collected. ASU 2016-13 eliminates the current accounting model for loans and debt securities acquired with deteriorated credit quality under ASC 310-30, which provides authoritative guidance for the accounting of the Company’s investment in receivable portfolios. Under this new standard, entities will gross up the initial amortized cost for the purchased financial assets with credit deterioration (“PCD assets”), the initial amortized cost will be the sum of (1) the purchase price and (2) the estimate of credit losses as of the date of acquisition. After initial recognition of PCD assets and the related allowance, any change in estimated cash flows (favorable or unfavorable) will be immediately recognized in the income statement because the yield on PCD assets would be locked. ASU 2016-13 is effective for reporting periods beginning after December 15, 2019 with early adoption permitted for reporting periods beginning after December 15, 2018. The guidance will be applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period in which ASU 2016-13 is adopted. However, the FASB has determined that financial assets for which the guidance in Subtopic 310-30, Receivables-Loans and Debt Securities Acquired with Deteriorated Credit Quality, has previously been applied should prospectively apply the guidance in ASU 2016-13 for PCD assets. A prospective transition approach should be used for PCD assets where upon adoption, the amortized cost basis should be adjusted to reflect the addition of the allowance for credit losses. This transition relief will avoid the need for a reporting entity to reassess its purchased financial assets that exist as of the date of adoption to determine whether they would have met at acquisition the new criteria of more-than insignificant credit deterioration since origination. The transition relief also will allow an entity to accrete the remaining noncredit discount (based on the revised amortized cost basis) into interest income at the effective interest rate at the adoption date of ASU 2016-13. The same transition requirements should be applied to beneficial interests that previously applied Subtopic 310-30 or have a significant difference between contractual cash flows and expected cash flows. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt the new guidance early.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). ASU 2016-02 changes accounting for leases and requires lessees to recognize the assets and liabilities arising from all leases, including those classified as operating leases under previous accounting guidance, on the balance sheet and requires disclosure of key information about leasing arrangements to increase transparency and comparability among organizations. The new guidance must be adopted using the modified retrospective approach and will be effective for the Company starting in the first quarter of fiscal year 2019. Early adoption is permitted. The Company is in the process of determining the effects the adoption will have on its consolidated financial statements as well as whether to adopt the new guidance early.
In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). The objective of ASU 2014-09 is to establish a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and will supersede most of the existing revenue recognition guidance, including industry-specific guidance. The core principle is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In applying ASU 2014-09, companies will perform a five-step analysis of transactions to determine when and how revenue is recognized. ASU 2014-09 applies to all contracts with customers except those that are within the scope of other topics in the FASB’s ASC. ASU 2014-09 is effective for annual reporting periods (including interim periods within that reporting period) beginning after December 15, 2016 and shall be applied using either a full retrospective or modified retrospective approach. Early application is not permitted. In August 2015, FASB issued ASU 2015-14, which defers the effective date of ASU 2014-09 for all public companies for all annual periods beginning after December 15, 2017 with early adoption permitted only as of annual reporting periods beginning after December 31, 2016, including interim periods within the reporting period. In March 2016, the FASB issued ASU 2016-08 as an amendment to ASU 2014-09, which clarifies how to identify the unit of accounting for the principal versus agent evaluation, how to apply the control principle to certain types of arrangements, such as service transactions, and reframed the indicators in the guidance to focus on evidence that an entity is acting as a principal rather than as an agent. The Company’s investment in receivable portfolios is outside of the scope of Topic 606 since it is accounted for in accordance with ASC 310-30. The Company will adopt the new standard effective January 1, 2018, using the modified retrospective approach. As the majority of the Company’s revenues are not subject to the new guidance, the adoption of ASU 2014-09 will not have a material impact on the Company’s consolidated financial statements.
With the exception of the updated standards discussed above, there have been no new accounting pronouncements not yet effective that have significance, or potential significance, to the Company’s consolidated financial statements.
Use of Estimates
The preparation of financial statements, in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with maturities of three months or less at the date of purchase. The Company invests its excess cash in bank deposits and money market instruments, which are afforded the highest ratings by nationally recognized rating firms. The carrying amounts reported in the consolidated statements of financial condition for cash and cash equivalents approximate their fair value.
Included in cash and cash equivalents are cash collected on behalf of and due to third party clients. A corresponding balance is included in accounts payable and accrued liabilities. The balance of cash held for clients was $21.0 million and $15.1 million at December 31, 2017 and 2016, respectively.
Investment in Receivable Portfolios
In accordance with the authoritative guidance for loans and debt securities acquired with deteriorated credit quality, discrete receivable portfolio purchases during the same fiscal quarter are aggregated into pools based on common risk characteristics. Common risk characteristics include risk ratings (e.g. FICO or similar scores), financial asset type, collateral type, size, interest rate, date of origination, term, and geographic location. The Company’s static pools are typically grouped into credit card, purchased consumer bankruptcy, and mortgage portfolios. The Company further groups these static pools by geographic region or location. Portfolios acquired in business combinations are also grouped into these pools. During any fiscal quarter in which the Company has an acquisition of an entity that has portfolio, the entire historical portfolio of the acquired company is aggregated into the pool groups for that quarter, based on common characteristics, resulting in pools for that quarter that may consist of several different vintages of portfolio. Once a static pool is established, the portfolios are permanently assigned to the pool. The discount (i.e., the difference between the cost of each static pool and the related aggregate contractual receivable balance) is not recorded because the Company expects to collect a relatively small percentage of each static pool’s contractual receivable balance. As a result, receivable portfolios are recorded at cost at the time of acquisition. The purchase cost of the portfolios includes certain fees paid to third parties incurred in connection with the direct acquisition of the receivable portfolios.
In compliance with the authoritative guidance, the Company accounts for its investments in receivable portfolios using either the interest method or the cost recovery method. The interest method applies an internal rate of return (“IRR”) to the cost basis of the pool, which remains unchanged throughout the life of the pool, unless there is an increase in subsequent expected cash flows. Subsequent increases in expected cash flows are recognized prospectively through an upward adjustment of the pool’s IRR over its remaining life. Subsequent decreases in expected cash flows do not change the IRR, but are recognized as an allowance to the cost basis of the pool, and are reflected in the consolidated statements of income as a reduction in revenue, with a corresponding valuation allowance, offsetting the investment in receivable portfolios in the consolidated statements of financial condition. With gross collections being discounted at monthly IRRs, when collections are lower in the near term, even if substantially higher collections are expected later in the collection curve, an allowance charge could result.
The Company accounts for each static pool as a unit for the economic life of the pool (similar to one loan) for recognition of revenue from receivable portfolios, for collections applied to the cost basis of receivable portfolios and for provision for loss or allowance. Revenue from receivable portfolios is accrued based on each pool’s IRR applied to each pool’s adjusted cost basis. The cost basis of each pool is increased by revenue earned and portfolio allowance reversals and decreased by gross collections and portfolio allowances.
If the amount and timing of future cash collections on a pool of receivables are not reasonably estimable, the Company accounts for such portfolios on the cost recovery method Cost Recovery Portfolios. The accounts in these portfolios have different risk characteristics than those included in other portfolios acquired during the same quarter, or the necessary information was not available to estimate future cash flows and, accordingly, they were not aggregated with other portfolios. Under the cost recovery method of accounting, no revenue is recognized until the carrying value of a Cost Recovery Portfolio has been fully recovered. See Note 5, “Investment in Receivable Portfolios, Net” for further discussion of investment in receivable portfolios.
Fee-based Income
Certain of the Company’s international subsidiaries earn fee-based income by providing portfolio management services to credit originators for non-performing loans. The Company recognizes fee-based income in accordance with the authoritative guidance for revenue recognition, specifically principal agent considerations. The revenue recognition guidance requires an analysis to be completed to determine if certain revenues should be reported gross or reported net of their related operating expense. This analysis includes an assessment of who retains credit risk, controls vendor selection, establishes pricing and remains the primary obligor on the transaction. The Company considers each of these factors to determine the correct method of recognizing fee-based income. Fee-based income is included in “Other Revenues” in the Company’s consolidated statements of operations.
Goodwill and Other Intangible Assets
Goodwill represents the excess of purchase price over the value assigned to the tangible and identifiable intangible assets, liabilities assumed, and noncontrolling interest of businesses acquired. Acquired intangible assets other than goodwill are amortized over their useful lives unless the lives are determined to be indefinite. In accordance with authoritative guidance on goodwill and other intangible assets, goodwill and other indefinite-lived intangible assets are tested at the reporting unit level annually for impairment and in interim periods if certain events occur indicating the fair value of a reporting unit may be below its carrying value. See Note 15, “Goodwill and Identifiable Intangible Assets” for further discussion of the Company’s goodwill and other intangible assets.
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets as follows:

Fixed Asset Category	Estimated Useful Life
Leasehold improvements	Lesser of lease term, including periods covered by renewal options, or useful life
Furniture, fixtures and equipment	5 to 10 years
Computer hardware and software	3 to 5 years
Maintenance and repairs are charged to expense in the year incurred. Expenditures for major renewals that extend the useful lives of fixed assets are capitalized and depreciated over the useful lives of such assets.
Deferred Court Costs
The Company pursues legal collections using a network of attorneys that specialize in collection matters and through its internal legal channel. The Company generally pursues collections through legal means only when it believes a consumer has sufficient assets to repay their indebtedness but has, to date, been unwilling to pay. In order to pursue legal collections the Company is required to pay certain upfront costs to the applicable courts that are recoverable from the consumer (“Deferred Court Costs”). The Company capitalizes Deferred Court Costs in its consolidated financial statements and provides a reserve for those costs that it believes will ultimately be uncollectible. The Company determines the reserve based on an estimated court cost recovery rate established based on its analysis of historical court costs recovery data. The Company estimates deferral periods for Deferred Court Costs based on jurisdiction and nature of litigation and writes off any Deferred Court Costs not recovered within the respective deferral period. Collections received from debtors are first applied against related court costs with the balance applied to the debtors’ account balance. See Note 6, “Deferred Court Costs, Net” for further discussion.
Income Taxes
The Company uses the liability method of accounting for income taxes in accordance with the authoritative guidance for Income Taxes. When the Company prepares its consolidated financial statements, it estimates income taxes based on the various jurisdictions and countries where it conducts business. This requires the Company to estimate current tax exposure and to assess temporary differences that result from differing treatments of certain items for tax and accounting purposes. Deferred income taxes are recognized based on the differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company then assesses the likelihood that deferred tax assets will be realized. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. When the Company establishes a valuation allowance or increases this allowance in an accounting period, it records a corresponding tax expense in the consolidated statement of income. The Company includes interest and penalties related to income taxes within its provision for income taxes. See Note 12, “Income Taxes” for further discussion.
Management must make significant judgments to determine the provision for income taxes, deferred tax assets and liabilities, and any valuation allowance to be recorded against deferred tax assets.
Stock-Based Compensation
The Company determines stock-based compensation expense for all share-based payment awards based on the measurement date fair value. The Company has certain share awards that include market conditions that affect vesting, the fair value of these shares is estimated using a lattice model. Compensation cost is not adjusted if the market condition is not met, as long as the requisite service is provided. For share awards that require service and performance conditions, the Company recognizes compensation cost only for those awards expected to meet the service and performance vesting conditions over the requisite service period of the award. Forfeiture rates are estimated based on the Company’s historical experience. See Note 11, “Stock-Based Compensation” for further discussion.
Derivative Instruments and Hedging Activities
The Company recognizes all derivative financial instruments in its consolidated financial statements at fair value. Changes in the fair value of derivative instruments are recorded in earnings unless hedge accounting criteria are met. The Company designates certain derivative instruments as cash flow hedges. The effective portion of the changes in fair value of these cash flow hedges is recorded each period, net of tax, in accumulated other comprehensive income or loss until the related hedged transaction occurs. Any ineffective portion of the changes in fair value of these cash flow hedges is recorded in earnings. In the event the hedged cash flow does not occur, or it becomes probable that it will not occur, the Company would reclassify the amount of any gain or loss on the related cash flow hedge to income or expense at that time. See Note 4, “Derivatives and Hedging Instruments” for further discussion.
Redeemable Noncontrolling Interest
Some minority shareholders in certain subsidiaries of the Company have the right, at certain times, to require the Company to acquire their ownership interest in those entities at fair value, and in some cases, to force a sale of the subsidiary if the Company chooses not to purchase their interests at fair value. The noncontrolling interest subject to these arrangements is included in temporary equity as redeemable noncontrolling interest, and is adjusted to its estimated redemption amount each reporting period. Future reductions in the carrying amount are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interest at the time it was originally recorded. The recorded value of the redeemable noncontrolling interest cannot go below the floor level. Adjustments to the carrying amount of redeemable noncontrolling interest are charged to retained earnings (or to additional paid-in capital if there are no retained earnings) and do not affect net income or comprehensive income in the consolidated financial statements.
Earnings Per Share
Basic earnings per share is calculated by dividing net earnings attributable to Encore by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is calculated on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options, restricted stock, and the dilutive effect of the convertible senior notes.
On April 24, 2014, the Company’s Board of Directors approved a $50.0 million share repurchase program. In May 2014, the Company repurchased 400,000 shares of its common stock for approximately $16.8 million. In May 2015, the Company repurchased 839,295 shares of common stock for approximately $33.2 million, which represented the remaining amount allowed under this share repurchase program. The Company’s practice is to retire the shares repurchased.
On August 12, 2015, the Company’s Board of Directors approved a new $50.0 million share repurchase program. Repurchases under this program are expected to be made with cash on hand and may be made from time to time, subject to market conditions and other factors, in the open market, through private transactions, block transactions, or other methods as determined by the Company’s management and Board of Directors, and in accordance with market conditions, other corporate considerations, and applicable regulatory requirements. The program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company’s discretion. As of December 31, 2017, we had not made any repurchases under the share repurchase program.

A reconciliation of shares used in calculating earnings per basic and diluted shares follows (in thousands):

	Year Ended December 31,
	2017	2016	2015
Weighted average common shares outstanding—basic	25,972	25,713	25,722
Dilutive effect of stock-based awards	255	196	253
Dilutive effect of convertible senior notes	178	—	672
Weighted average common shares outstanding—diluted	26,405	25,909	26,647
Anti-dilutive employee stock options outstanding were approximately 107,000, 3,000 and zero for the years ended December 31, 2017, 2016, and 2015, respectively.
The Company has the following convertible senior notes outstanding: $172.5 million convertible senior notes due 2020 at a conversion price equivalent to approximately $45.72 per share of the Company’s common stock (the “2020 Convertible Notes”), $161.0 million convertible senior notes due 2021 at a conversion price equivalent to approximately $59.39 per share of the Company’s common stock (the “2021 Convertible Notes”) and $150.0 million convertible senior notes due 2022 at a conversion price equivalent to approximately $45.57 per share of the Company’s common stock (the “2022 Convertible Notes”). Prior to November 2017, the company had $115.0 million convertible senior notes due 2017 at a conversion price equivalent to approximately $31.56 per share of the Company’s common stock (the “2017 Convertible Notes”).
In the event of conversion, the 2017 Convertible Notes were convertible into cash up to the aggregate principal amount and permit the excess conversion premium to be settled in cash or shares of the Company’s common stock. For the 2020 Convertible Notes,2021 Convertible Notes and 2022 Convertible Notes, the Company has the option to pay cash, issue shares of common stock or any combination thereof for the aggregate amount due upon conversion. The Company’s intent is to settle the principal amount of the 2020, 2021 and 2022 Convertible Notes in cash upon conversion. As a result, upon conversion of all the convertible senior notes, only the amounts payable in excess of the principal amounts are considered in diluted earnings per share under the treasury stock method. Diluted earnings per share during the periods presented above included the effect of the common shares issuable upon conversion of certain of the convertible senior notes because the average stock price exceeded the conversion price of these notes. However, as described in Note 9, “Debt-Encore Convertible Notes,” the Company entered into certain hedge transactions that have the effect of increasing the effective conversion price of the 2017 Convertible Notes to $60.00, the 2020 Convertible Notes to $61.55, and the 2021 Convertible Notes to $83.14. On January 2, 2014 the 2017 Convertible Notes became convertible as certain conditions for conversion were met in the immediately preceding calendar quarter as defined in the applicable indenture. In November 2017, the 2017 Convertible Notes were converted.
Note 2: Discontinued Operations
On March 31, 2016, the Company completed its previously announced divestiture of its membership interests in Propel Acquisition LLC (“Propel”) pursuant to the Securities Purchase Agreement (the “Purchase Agreement”), dated February 19, 2016, among the Company and certain funds affiliated with Prophet Capital Asset Management LP. Pursuant to the Purchase Agreement, the application of the purchase price formula resulted in cash consideration paid to the Company at closing of $144.4 million (net proceeds were $106.0 million after divestiture of $38.4 million in cash), subject to customary post-closing adjustments. The purchase price was finalized in January 2017.
During the three months ended March 31, 2016, the Company recognized a loss of $3.0 million related to the sale of Propel, this loss was reduced to $2.0 million based on the adjustments recorded in the fourth quarter of 2016 and the first quarter of 2017. Propel represented the Company’s entire tax lien business reportable segment. Propel’s operations are presented as discontinued operations in the Company’s consolidated statements of operations. Certain immaterial costs that may be eliminated as a result of the sale remained in continuing operations.

The following table presents the results of the discontinued operations during the periods presented (in thousands):

	Year Ended December 31,
	2017	2016	2015
Revenue	$—	$4,950	$31,605
Salaries and employee benefits	—	(3,074)	(8,053)
Other operating expenses	—	(1,366)	(4,972)
General and administrative expenses	—	(1,551)	(5,470)
Depreciation and amortization	—	(127)	(785)
Impairment charge for goodwill and identifiable intangible assets	—	—	(49,277)
Loss from discontinued operations, before income taxes	—	(1,168)	(36,952)
Loss on sale of discontinued operations, before income taxes	(322)	(1,679)	—
Total loss on discontinued operations, before income taxes	(322)	(2,847)	(36,952)
Income tax benefit	123	494	13,565
Total loss from discontinued operations, net of tax	$(199)	$(2,353)	$(23,387)
Note 3: Fair Value Measurements
The authoritative guidance for fair value measurements defines fair value as the price that would be received upon sale of an asset or the price paid to transfer a liability, in an orderly transaction between market participants at the measurement date (i.e., the “exit price”). The guidance utilizes a fair value hierarchy that prioritizes the inputs used in valuation techniques to measure fair value into three broad levels. The following is a brief description of each level:

•	Level 1: Observable inputs such as quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

•	Level 3: Unobservable inputs, including inputs that reflect the reporting entity’s own assumptions.
Financial Instruments Required To Be Carried At Fair Value
Financial assets and liabilities measured at fair value on a recurring basis are summarized below (in thousands):

	Fair Value Measurements as of December 31, 2017
	Level 1	Level 2	Level 3	Total
Assets
Foreign currency exchange contracts	$—	$1,912	$—	$1,912
Interest rate cap contracts	—	3,922	—	3,922
Liabilities
Foreign currency exchange contracts	—	(1,110)	—	(1,110)
Interest rate swap agreements	—	(7)	—	(7)
Contingent consideration	—	—	(10,612)	(10,612)
Temporary Equity
Redeemable noncontrolling interest	—	—	(151,978)	(151,978)

	Fair Value Measurements as of December 31, 2016
	Level 1	Level 2	Level 3	Total
Assets
Foreign currency exchange contracts	$—	$1,122	$—	$1,122
Liabilities
Foreign currency exchange contracts	—	(1,360)	—	(1,360)
Interest rate swap agreements	—	(131)	—	(131)
Contingent consideration	—	—	(2,531)	(2,531)
Temporary Equity
Redeemable noncontrolling interest	—	—	(45,755)	(45,755)
Derivative Contracts:
The Company uses derivative instruments to manage its exposure to fluctuations in interest rates and foreign currency exchange rates. Fair values of these derivative instruments are estimated using industry standard valuation models. These models project future cash flows and discount the future amounts to a present value using market-based observable inputs, including interest rate curves, foreign currency exchange rates, and forward and spot prices for currencies.
Contingent consideration:
The Company carries certain contingent liabilities resulting from its mergers and acquisition activities. Certain sellers of the Company’s acquired entities could earn additional earn-out payments in cash based on the entities’ subsequent operating performance. The Company recorded the acquisition date fair values of these contingent liabilities, based on the likelihood of contingent earn-out payments, as part of the consideration transferred. The earn-out payments are subsequently remeasured to fair value at each reporting date. During the year ended December 31, 2017, the Company recorded additional contingent consideration of approximately $10.8 million resulting from Cabot’s acquisitions of debt solution service providers in the United Kingdom. The Company reviewed the earn-out analysis during the year ended December 31, 2017 and determined that, based on actual and forecasted operating performance, there would be reduced future earn-out payments to two sellers but an increase in future earn-out payment to another seller. The earn-out analysis resulted in a net reversal to the contingent considerations of approximately $2.8 million. During the year ended December 31, 2016, the Company determined that there would be no future earn-out payment relating to one of its previously acquired debt solution service providers in Europe and reversed the entire contingent consideration of approximately $8.1 million. The change in fair value of the contingent considerations was recorded in general and administrative expenses in the Company’s consolidated statements of operations. As of December 31, 2017, the fair value of the contingent consideration was approximately $10.6 million.
The following table provides a roll-forward of the fair value of contingent consideration for the years ended December 31, 2017, 2016 and 2015 (in thousands):

Amount
Balance at December 31, 2014	$—
Issuance of contingent consideration in connection with acquisition	10,587
Change in fair value of contingent consideration	132
Effect of foreign currency translation	(316)
Balance at December 31, 2015	10,403
Change in fair value of contingent consideration	(7,602)
Effect of foreign currency translation	(270)
Balance at December 31, 2016	2,531
Issuance of contingent consideration in connection with acquisition	10,808
Change in fair value of contingent consideration	(2,465)
Payment of contingent consideration	(781)
Effect of foreign currency translation	519
Balance at December 31, 2017	$10,612

Redeemable Noncontrolling Interest:
Some minority shareholders in certain subsidiaries of the Company have the right, at certain times, to require the Company to acquire their ownership interest in those entities at fair value and, in some cases, to force a sale of the subsidiary if the Company chooses not to purchase their interests at fair value. The noncontrolling interest subject to these arrangements is included in temporary equity as redeemable noncontrolling interest, and is adjusted to its estimated redemption amount each reporting period with a corresponding adjustment to additional paid-in capital. Future reductions in the carrying amount are subject to a “floor” amount that is equal to the fair value of the redeemable noncontrolling interest at the time it was originally recorded. The recorded value of the redeemable noncontrolling interest cannot go below the floor level. Adjustments to the carrying amount of redeemable noncontrolling interest are charged to retained earnings (or to additional paid-in capital if there are no retained earnings) and do not affect net income or comprehensive income in the consolidated financial statements.
The components of the change in the redeemable noncontrolling interest for the years ended December 31, 2017, 2016 and 2015 are presented in the following table (in thousands):

Amount
Balance at December 31, 2014	$28,885
Addition to redeemable noncontrolling interest	9,409
Net income attributable to redeemable noncontrolling interest	1,371
Adjustment of the redeemable noncontrolling interest to fair value	2,349
Effect of foreign currency translation attributable to redeemable noncontrolling interest	(3,390)
Balance at December 31, 2015	38,624
Addition to redeemable noncontrolling interest	826
Redemption of redeemable noncontrolling interest	(3,562)
Net loss attributable to redeemable noncontrolling interest	(47,831)
Adjustment of the redeemable noncontrolling interest to fair value	74,194
Effect of foreign currency translation attributable to redeemable noncontrolling interest	(16,496)
Balance at December 31, 2016	45,755
Addition to redeemable noncontrolling interest	277
Net loss attributable to redeemable noncontrolling interest	(4,905)
Adjustment of the redeemable noncontrolling interest to fair value	108,296
Effect of foreign currency translation attributable to redeemable noncontrolling interest	2,555
Balance at December 31, 2017	$151,978
Financial Instruments Not Required To Be Carried At Fair Value
Investment in Receivable Portfolios:
The Company records its investment in receivable portfolios at cost, which represents a significant discount from the contractual receivable balances due. The Company computes the fair value of its investment in receivable portfolios using Level 3 inputs by discounting the estimated future cash flows generated by its proprietary forecasting models. The key inputs include the estimated future gross cash flow, average cost to collect, and discount rate. In accordance with authoritative guidance related to fair value measurements, the Company estimates the average cost to collect and discount rates based on its estimate of what a market participant might use in valuing these portfolios. The determination of such inputs requires significant judgment, including assessing the assumed market participant’s cost structure, its determination of whether to include fixed costs in its valuation, its collection strategies, and determining the appropriate weighted average cost of capital. The Company evaluates the use of these key inputs on an ongoing basis and refines the data as it continues to obtain better information from market participants in the debt recovery and purchasing business.
In the Company’s current analysis, the fair value of investment in receivable portfolios was approximately $3,415.3 million and $2,446.6 million as of December 31, 2017 and 2016, respectively, as compared to the carrying value of $2,890.6 million and $2,382.8 million as of December 31, 2017 and 2016, respectively. A 100 basis point fluctuation in the cost to collect and discount rate used would result in an increase or decrease in the fair value of U.S., European and other geographies portfolios by approximately $44.9 million, $64.5 million and $6.6 million, respectively, as of December 31, 2017. This fair value calculation does not represent, and should not be construed to represent, the underlying value of the Company or the amount which could be realized if its investment in receivable portfolios were sold.

Deferred Court Costs:
The Company capitalizes deferred court costs and provides a reserve for those costs that it believes will ultimately be uncollectible. The carrying value of net deferred court costs approximates fair value.
Debt:
The majority of Encore and its subsidiaries’ borrowings are carried at historical amounts, adjusted for additional borrowings less principal repayments, which approximate fair value. These borrowings include Encore’s senior secured notes and borrowings under its revolving credit and term loan facilities, Cabot’s senior secured notes and borrowings under its revolving credit facility, and other borrowing under revolving credit facilities at certain of the Company’s other subsidiaries.
Encore’s convertible senior notes are carried at historical cost, adjusted for the debt discount. The carrying value of the convertible senior notes was $450.8 million and $416.5 million, as of December 31, 2017 and 2016, respectively. The fair value estimate for these convertible senior notes, which incorporates quoted market prices using Level 2 inputs, was approximately $520.9 million and $431.7 million as of December 31, 2017 and 2016, respectively.
Cabot’s senior secured notes are carried at historical cost, adjusted for debt discount and debt premium. The carrying value of Cabot’s senior secured notes was $1,214.6 million and $1,295.7 million, as of December 31, 2017 and 2016, respectively. The fair value estimate for these senior notes, which incorporates quoted market prices using Level 2 inputs, was $1,258.9 million and $1,312.7 million as of December 31, 2017 and 2016, respectively.
The Company’s preferred equity certificates are legal obligations to the noncontrolling shareholders of certain subsidiaries. They are carried at the face amount, plus any accrued interest. The Company determined that the carrying value of these preferred equity certificates approximated fair value as of December 31, 2017 and 2016.
Note 4: Derivatives and Hedging Instruments
The Company may periodically enter into derivative financial instruments to manage risks related to interest rates and foreign currency. Certain of the Company’s derivative financial instruments qualify for hedge accounting treatment under the authoritative guidance for derivatives and hedging.
The following table summarizes the fair value of derivative instruments as recorded in the Company’s consolidated statements of financial condition (in thousands):

	December 31, 2017		December 31, 2016
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Foreign currency exchange contracts	Other assets	$1,912	Other assets	$707
Foreign currency exchange contracts	Other liabilities	—	Other liabilities	(51)
Interest rate swap agreements	Other liabilities	(7)	Other liabilities	(27)
Derivatives not designated as hedging instruments:
Foreign currency exchange contracts	Other assets	—	Other assets	415
Foreign currency exchange contracts	Other liabilities	(1,110)	Other liabilities	(1,309)
Interest rate swap agreements	Other liabilities	—	Other liabilities	(104)
Interest rate cap contracts	Other assets	3,922	Other assets	—
Derivatives Designated as Hedging Instruments
The Company has operations in foreign countries, which expose the Company to foreign currency exchange rate fluctuations due to transactions denominated in foreign currencies. To mitigate a portion of this risk, the Company enters into derivative financial instruments, principally foreign currency forward contracts with financial counterparties. The Company adjusts the level and use of derivatives as soon as practicable after learning that an exposure has changed and reviews all exposures and derivative positions on an ongoing basis.
Certain of the foreign currency forward contracts are designated as cash flow hedging instruments and qualify for hedge accounting treatment. Gains and losses arising from the effective portion of such contracts are recorded as a component of accumulated other comprehensive income (“OCI”) as gains and losses on derivative instruments, net of income taxes. The hedging gains and losses in OCI are subsequently reclassified into earnings in the same period in which the underlying transactions affect the Company’s earnings. If all or a portion of the forecasted transaction is cancelled, this would render all or a portion of the cash flow hedge ineffective and the Company would reclassify the ineffective portion of the hedge into earnings. The Company generally does not experience ineffectiveness of the hedge relationship and the accompanying consolidated financial statements do not include any such gains or losses.
As of December 31, 2017, the total notional amount of the forward contracts that are designated as cash flow hedging instruments was $12.6 million. All of these outstanding contracts qualified for hedge accounting treatment. The Company estimates that approximately $1.9 million of net derivative gain included in OCI will be reclassified into earnings within the next 12 months. No gains or losses were reclassified from OCI into earnings as a result of forecasted transactions that failed to occur during the years ended December 31, 2017, 2016, or 2015.
The Company may periodically enter into interest rate swap agreements, to reduce its exposure to fluctuations in interest rates on variable interest rate debt and their impact on earnings and cash flows. As of December 31, 2017, there were two interest rate swap agreements outstanding with a total notional amount of $30.0 million Australian dollars (approximately $23.4 million U.S. dollars). The interest rate swap instrument is designated as cash flow hedge and accounted for using hedge accounting.
The following table summarizes the effects of derivatives in cash flow hedging relationships designated as hedging instruments on the Company’s consolidated statements of income for the years ended December 31, 2017 and 2016 (in thousands):

	Gain or (Loss) Recognized in OCI- Effective Portion		Location of Gain or (Loss) Reclassified from OCI into Income - Effective Portion	Gain or (Loss) Reclassified from OCI into Income - Effective Portion		Location of Gain or (Loss) Recognized - Ineffective Portion and Amount Excluded from Effectiveness Testing	Amount of Gain or (Loss) Recognized - Ineffective Portion and Amount Excluded from Effectiveness Testing
	2017	2016		2017	2016		2017	2016
Foreign currency exchange contracts	$2,302	$1,404	Salaries and employee benefits	$1,280	$755	Other (expense) income	$—	$—
Foreign currency exchange contracts	310	(5)	General and administrative expenses	76	105	Other (expense) income	—	—
Interest rate swap agreements	9	(131)	Interest expense	110	—	Other (expense) income	—	—
Derivatives Not Designated as Hedging Instruments
In 2016, Encore and its Cabot subsidiary collectively began entering into currency exchange forward contracts to reduce the effects of currency exchange rate fluctuations between the British Pound and Euro. These derivative contracts generally mature within one to three months and are not designated as hedge instruments for accounting purposes. The Company continues to monitor the level of exposure of the foreign currency exchange risk and may enter into additional short-term forward contracts on an ongoing basis. The gains or losses on these derivative contracts are recognized in other income or expense based on the changes in fair value. The Company’s Cabot subsidiary also holds two interest rate cap contracts with an aggregate notional amount of £300.0 million (approximately $405.3 million) that are used to manage its risk related to interest rate fluctuations. The Company does not apply hedge accounting on the interest rate cap contracts.

The following table summarizes the effects of derivatives in cash flow hedging relationships not designated as hedging instruments on the Company’s consolidated statements of income for the years ended December 31, 2017 and 2016 (in thousands):

Derivatives Not Designated as Hedging Instruments	Location of Gain or (Loss) Recognized in income on Derivative	Amount of Gain or (Loss) Recognized in Income on Derivative
		2017	2016	2015
Foreign currency exchange contracts	Other income (expense)	$1,755	$8,248	$—
Interest rate cap contracts	Interest expense	2,026	—	—
Interest rate swap agreements	Interest expense	110	144	92
Note 5: Investment in Receivable Portfolios, Net
The Company utilizes its proprietary forecasting models to continuously evaluate the economic life of each pool. During the quarter ended September 30, 2016, the Company revised the forecasting methodology it uses to value and calculate IRRs on certain portfolios in Europe by extending the collection forecast from 120 months to 180 months. The increase in the collection forecast was applied effective July 1, 2016 to certain portfolios in Europe for which the Company could accurately forecast through such term. In addition, during the three months ended September 30, 2016, the Company recorded allowance charges of approximately $94.0 million resulting from delays or shortfalls in near term collections against the forecasts for certain pools in Europe. For portfolios in Europe that were not extended to 180 months, the Company will continue to include collection forecasts to 120 months in calculating accretion revenue and in its estimated remaining collection disclosures. In the United States, the Company will continue to include collection forecasts to 120 months in calculating accretion revenue. Expected collections beyond the 120 month collection forecast in the United States are included in its estimated remaining collection disclosures but are not included in the calculation of accretion revenue. Subsequent to the recording of the allowance charges for certain pools in Europe, the Company has experienced sustained improvements in collections resulting primarily from its liquidation improvement initiatives. As a result, during the year ended December 31, 2017, the Company reversed approximately $45.7 million of the previously recorded allowance charges for certain pool groups in Europe and raised IRRs for certain other pool groups in Europe.
Additionally, during the year ended December 31, 2017, the Company recorded an allowance charge of $11.4 million on pool groups in the United States, primarily due to two pool groups that were heavily concentrated in Puerto Rico for which collections have been impacted as a result of hurricanes.
Accretable yield represents the amount of revenue the Company expects to generate over the remaining life of its existing investment in receivable portfolios based on estimated future cash flows. Total accretable yield is the difference between future estimated collections and the current carrying value of a portfolio. All estimated cash flows on portfolios where the cost basis has been fully recovered are classified as zero basis cash flows.

The following table summarizes the Company’s accretable yield and an estimate of zero basis future cash flows at the beginning and end of the period presented (in thousands):

	Accretable Yield	Estimate of Zero Basis Cash Flows	Total
Balance at December 31, 2015	$3,047,640	$223,031	$3,270,671
Revenue from receivable portfolios	(892,732)	(138,060)	(1,030,792)
Allowance reversals on receivable portfolios, net	90,997	(6,820)	84,177
Net additions on existing portfolios	441,632	287,116	728,748
Additions for current purchases, net	861,698	—	861,698
Effect of foreign currency translation	(457,230)	236	(456,994)
Balance at December 31, 2016	3,092,005	365,503	3,457,508
Revenue from receivable portfolios	(909,239)	(144,134)	(1,053,373)
Allowance reversals on receivable portfolios, net	(34,294)	(6,942)	(41,236)
Net additions on existing portfolios	365,357	155,160	520,517
Additions for current purchases, net	1,019,856	—	1,019,856
Effect of foreign currency translation	161,385	44	161,429
Balance at December 31, 2017	$3,695,069	$369,632	$4,064,701
During the year ended December 31, 2017, the Company purchased receivable portfolios with a face value of $10.1 billion for $1.1 billion, or a purchase cost of 10.5% of face value. The estimated future collections at acquisition for all portfolios purchased during the year amounted to $2.2 billion.
During the year ended December 31, 2016, the Company purchased receivable portfolios with a face value of $9.8 billion for $0.9 billion, or a purchase cost of 9.2% of face value. The estimated future collections at acquisition for all portfolios purchased during the year amounted to $1.7 billion.
All collections realized after the net book value of a portfolio has been fully recovered (“Zero Basis Portfolios”) are recorded as revenue (“Zero Basis Revenue”). During the years ended December 31, 2017, 2016, and 2015, Zero Basis Revenue was approximately $144.1 million, $138.1 million, and $96.4 million, respectively. During the years ended December 31, 2017, 2016, and 2015, allowance reversals on Zero Basis Portfolios were $6.9 million, $6.8 million, and $11.8 million, respectively.
The following tables summarize the changes in the balance of the investment in receivable portfolios during the following periods (in thousands, except percentages):

	Year Ended December 31, 2017
	Accrual Basis Portfolios	Cost Recovery Portfolios	Zero Basis Portfolios	Total
Balance, beginning of period	$2,368,366	$14,443	$—	$2,382,809
Purchases of receivable portfolios	1,057,066	1,169	—	1,058,235
Disposals or transfers to held for sale	(12,695)	(493)	—	(13,188)
Gross collections(1)	(1,613,351)	(3,511)	(150,782)	(1,767,644)
Put-backs and Recalls(2)	(2,577)	—	(294)	(2,871)
Foreign currency adjustments	138,828	(165)	—	138,663
Revenue recognized	909,239	—	144,134	1,053,373
Portfolio allowance reversals, net	34,294	—	6,942	41,236
Balance, end of period	$2,879,170	$11,443	$—	$2,890,613
Revenue as a percentage of collections(3)	56.4%	0.0%	95.6%	59.6%

	Year Ended December 31, 2016
	Accrual Basis Portfolios	Cost Recovery Portfolios	Zero Basis Portfolios	Total
Balance, beginning of period	$2,436,054	$4,615	$—	$2,440,669
Purchases of receivable portfolios	906,719	—	—	906,719
Transfer of portfolios	(13,076)	13,076	—	—
Gross collections(1)	(1,538,663)	(2,102)	(144,839)	(1,685,604)
Put-backs and Recalls(2)	(27,561)	(1,019)	(33)	(28,613)
Foreign currency adjustments	(196,842)	(127)	(8)	(196,977)
Revenue recognized	892,732	—	138,060	1,030,792
Portfolio (allowance) reversals, net	(90,997)	—	6,820	(84,177)
Balance, end of period	$2,368,366	$14,443	$—	$2,382,809
Revenue as a percentage of collections(3)	58.0%	0.0%	95.3%	61.2%
________________________

(1)	Does not include amounts collected on behalf of others.

(2)
Put-backs represent accounts that are returned to the seller in accordance with the respective purchase agreement (“Put-Backs”). Recalls represent accounts that are recalled by the seller in accordance with the respective purchase agreement (“Recalls”).

(3)	Revenue as a percentage of collections excludes the effects of net portfolio allowances or net portfolio allowance reversals.

	Year Ended December 31, 2015
	Accrual Basis Portfolios	Cost Recovery Portfolios	Zero Basis Portfolios	Total
Balance, beginning of period	$2,131,084	$12,476	$—	$2,143,560
Purchases of receivable portfolios	1,023,722	—	—	1,023,722
Gross collections(1)	(1,587,525)	(5,237)	(107,963)	(1,700,725)
Put-backs and Recalls(2)	(13,009)	(20)	(268)	(13,297)
Foreign currency adjustments	(82,443)	(2,604)	20	(85,027)
Revenue recognized	969,227	—	96,446	1,065,673
Portfolio (allowance) reversals, net	(5,002)	—	11,765	6,763
Balance, end of period	$2,436,054	$4,615	$—	$2,440,669
Revenue as a percentage of collections(3)	61.1%	0.0%	89.3%	62.7%
________________________

(1)	Does not include amounts collected on behalf of others.

(2)
Put-backs represent accounts that are returned to the seller in accordance with the respective purchase agreement (“Put-Backs”). Recalls represent accounts that are recalled by the seller in accordance with the respective purchase agreement (“Recalls”).

(3)	Revenue as a percentage of collections excludes the effects of net portfolio allowances or net portfolio allowance reversals.

The following table summarizes the change in the valuation allowance for investment in receivable portfolios during the periods presented (in thousands):

Valuation Allowance
Balance at December 31, 2014	$75,673
Provision for portfolio allowances	8,322
Reversal of prior allowances	(15,085)
Allowance charged off to investment in receivable portfolios	(8,322)
Balance at December 31, 2015	60,588
Provision for portfolio allowances	94,011
Reversal of prior allowances	(9,834)
Effect of foreign currency translation	(7,728)
Balance at December 31, 2016	137,037
Provision for portfolio allowances	12,047
Reversal of prior allowances	(53,283)
Effect of foreign currency translation	6,775
Balance at December 31, 2017	$102,576
Note 6: Deferred Court Costs, Net
The Company pursues legal collections using a network of attorneys that specialize in collection matters and through its internal legal channel. The Company generally pursues collections through legal means only when it believes a consumer has sufficient assets to repay their indebtedness but has, to date, been unwilling to pay. In order to pursue legal collections the Company is required to pay certain upfront costs to the applicable courts that are recoverable from the consumer (“Deferred Court Costs”).
The Company capitalizes Deferred Court Costs in its consolidated financial statements and provides a reserve for those costs that it believes will ultimately be uncollectible. The Company determines the reserve based on an estimated court cost recovery rate established based on its analysis of historical court costs recovery data. The Company estimates deferral periods for Deferred Court Costs based on jurisdiction and nature of litigation and writes off any Deferred Court Costs not recovered within the respective deferral period. Collections received from debtors are first applied against related court costs with the balance applied to the debtors’ account balance.
Deferred Court Costs for the deferral period consist of the following as of the dates presented (in thousands):

	December 31, 2017	December 31, 2016
Court costs advanced	$743,584	$654,356
Court costs recovered	(299,606)	(261,243)
Court costs reserve	(364,015)	(327,926)
Deferred court costs	$79,963	$65,187
A roll forward of the Company’s court cost reserve is as follows (in thousands):

	December 31, 2017	December 31, 2016	December 31, 2015
Balance at beginning of period	$(327,926)	$(318,784)	$(279,572)
Provision for court costs	(82,702)	(67,850)	(82,593)
Net down of reserve after deferral period	50,743	53,527	42,745
Effect of foreign currency translation	(4,130)	5,181	636
Balance at end of period	$(364,015)	$(327,926)	$(318,784)
Note 7: Property and Equipment, Net
Property and equipment consist of the following, as of the dates presented (in thousands):

	December 31, 2017	December 31, 2016
Furniture, fixtures and equipment	$17,712	$19,230
Computer equipment and software	161,019	138,232
Telecommunications equipment	4,672	4,442
Leasehold improvements	21,479	17,493
Other	970	1,923
	205,852	181,320
Less: accumulated depreciation and amortization	(129,576)	(109,063)
	$76,276	$72,257
Depreciation and amortization expense for continuing operations was $31.1 million, $27.7 million, and $28.5 million for the years ended December 31, 2017, 2016, and 2015, respectively.

Note 8: Other Assets
Other assets consist of the following (in thousands):

	December 31, 2017	December 31, 2016
Identifiable intangible assets, net	$75,736	$28,243
Funds held in trust	28,199	—
Prepaid income taxes	27,917	649
Prepaid expenses	27,606	18,036
Service fee receivables	25,609	15,156
Other financial receivables	18,997	18,732
Deferred tax assets	18,773	51,077
Assets held for sale	18,741	21,147
Derivative instruments	5,834	1,122
Security deposits	3,451	2,781
Other	51,865	58,504
Total	$302,728	$215,447
Note 9: Debt
The Company is in compliance with all covenants under its financing arrangements as of December 31, 2017. The components of the Company’s consolidated debt and capital lease obligations were as follows (in thousands):

	December 31, 2017	December 31, 2016
Encore revolving credit facility	$328,961	$578,000
Encore term loan facility	181,687	164,615
Encore senior secured notes	326,029	11,320
Encore convertible notes	483,500	448,500
Less: debt discount	(32,720)	(31,968)
Cabot senior secured notes	1,216,485	1,280,241
Add: debt premium	—	17,686
Less: debt discount	(1,927)	(2,200)
Cabot senior revolving credit facility	179,008	33,218
Cabot securitisation senior facility	391,790	—
Preferred equity certificates	253,324	205,975
Other credit facilities	68,001	74,565
Other	92,792	62,594
Capital lease obligations	6,069	5,091
	3,492,999	2,847,637
Less: debt issuance costs, net of amortization	(46,123)	(41,654)
Total	$3,446,876	$2,805,983

Encore Revolving Credit Facility and Term Loan Facility
The Company has a revolving credit facility and term loan facility pursuant to a Third Amended and Restated Credit Agreement dated December 20, 2016 (as amended, the “Restated Credit Agreement”). As of December 31, 2017, the Restated Credit Agreement includes a revolving credit facility of $794.6 million (the “Revolving Credit Facility”), a term loan facility of $187.1 million (the “Term Loan Facility”, and together with the Revolving Credit Facility, the “Senior Secured Credit Facilities”), and an accordion feature that allows the Company to increase the Senior Secured Credit Facilities by an additional $250.0 million (approximately $125.3 million of which has been exercised). On January 22, 2018, the Company exercised an additional $10.0 million of the accordion feature, which is an additional term loan maturing in December 2021.
Provisions of the Restated Credit Agreement as of December 31, 2017 include, but are not limited to:

•
Revolving Credit Facility commitments of (1) $626.0 million that expire in December 2021 and (2) $168.6 million that expire in February 2019, in each case with interest at a floating rate equal to, at the Company’s option, either: (a) reserve adjusted London Interbank Offered Rate (“LIBOR”), plus a spread that ranges from 250 to 300 basis points depending on the cash flow leverage ratio of Encore and its restricted subsidiaries; or (b) alternate base rate, plus a spread that ranges from 150 to 200 basis points, depending on the cash flow leverage ratio of Encore and its restricted subsidiaries. “Alternate base rate,” as defined in the Restated Credit Agreement, means the highest of (i) the per annum rate which the administrative agent publicly announces from time to time as its prime lending rate, (ii) the federal funds effective rate from time to time, plus 0.5% per annum, (iii) reserved adjusted LIBOR determined on a daily basis for a one month interest period, plus 1.0% per annum and (iv) zero;

•
A $170.1 million term loan maturing in December 2021, with interest at a floating rate equal to, at the Company’s option, either: (1) reserve adjusted LIBOR, plus a spread that ranges from 250 to 300 basis points, depending on the cash flow leverage ratio of Encore and its restricted subsidiaries; or (2) alternate base rate, plus a spread that ranges from 150 to 200 basis points, depending on the cash flow leverage ratio of Encore and its restricted subsidiaries. As of September 26, 2017, the date of the last update to the Restated Credit Agreement occurring in 2017, principal amortizes $4.3 million in 2017, $8.6 million in 2018 and $12.9 million in each of 2019 and 2020 with the remaining principal due in 2021;

•
A $17.0 million term loan maturing in February 2019, with interest at a floating rate equal to, at the Company’s option, either: (1) reserve adjusted LIBOR, plus a spread that ranges from 250 to 300 basis points, depending on the cash flow leverage ratio of Encore and its restricted subsidiaries; or (2) alternate base rate, plus a spread that ranges from 150 to 200 basis points, depending on the cash flow leverage ratio of Encore and its restricted subsidiaries. As of September 26, 2017, the date of the last update to the Restated Credit Agreement occurring in 2017, principal amortizes $1.1 million in 2017 and $2.2 million in 2018 with the remaining principal due in 2019;

•
A borrowing base under the Revolving Credit Facility equal to 35% of all eligible non-bankruptcy estimated remaining collections plus 55% of eligible estimated remaining collections for consumer receivables subject to bankruptcy;

•	A maximum cash flow leverage ratio permitted of 3.00:1.00;

•	A maximum cash flow first-lien leverage ratio of 2.00:1.00;

•	A minimum interest coverage ratio of 1.75:1.00;

•	The allowance of indebtedness in the form of senior secured notes not to exceed $350.0 million;

•	The allowance of additional unsecured or subordinated indebtedness not to exceed $1.1 billion, including junior lien indebtedness not to exceed $400.0 million;

•	Restrictions and covenants, which limit the payment of dividends and the incurrence of additional indebtedness and liens, among other limitations;

•	Repurchases of up to $150.0 million of Encore’s common stock after July 9, 2015, subject to compliance with certain covenants and available borrowing capacity;

•
A change of control definition, that excludes acquisitions of stock by Red Mountain Capital Partners LLC, JCF FPK I, LP and their respective affiliates of up to 50% of the outstanding shares of Encore’s voting stock;

•	Events of default which, upon occurrence, may permit the lenders to terminate the facility and declare all amounts outstanding to be immediately due and payable;

•	A pre-approved acquisition limit of $225.0 million per fiscal year;

•
A basket to allow for investments not to exceed the greater of (1) 200% of the consolidated net worth of Encore and its restricted subsidiaries; and (2) an unlimited amount such that after giving effect to the making of any investment, the cash flow leverage ratio is less than 1.25:1:00;

•	A basket to allow for investments in persons organized under the laws of Canada in the amount of $50.0 million;

•
A requirement that Encore and its restricted subsidiaries, for the four-month period ending February 2019, have sufficient cash or availability under the Revolving Credit Facility (excluding availability under revolving commitments expiring in February 2019) to satisfy any amounts due under the revolving commitments that expire in February 2019 and the sub-tranche of the Term Loan Facility that expires in February 2019;

•	Collateralization by all assets of the Company, other than the assets of certain foreign subsidiaries and all unrestricted subsidiaries as defined in the Restated Credit Agreement.
At December 31, 2017, the outstanding balance under the Revolving Credit Facility was $329.0 million, which bore a weighted average interest rate of 4.03% and 3.56% for the years ended December 31, 2017 and 2016, respectively. Available capacity under the Revolving Credit Facility, subject to borrowing base and applicable debt covenants, was $212.7 million as of December 31, 2017, not including the $124.7 million additional capacity provided by the facility’s remaining accordion feature. At December 31, 2017, the outstanding balance under the Term Loan Facility was $181.7 million.
Encore Senior Secured Notes
In 2010 and 2011 Encore entered into an aggregate of $75.0 million in senior secured notes with certain affiliates of Prudential Capital Group. $25.0 million of these senior secured notes bear an annual interest rate of 7.375% (the “7.375% Senior Secured Notes”) and mature in 2018. The remaining $50.0 million of the senior secured notes matured in 2017. As of December 31, 2017, $1.0 million of the 7.375% Senior Secured Notes remained outstanding.
In August 2017, Encore entered into an additional $325.0 million in senior secured notes with a group of insurance companies (the “5.625% Senior Secured Notes,” and together with the 7.375% Senior Secured Notes, the “Senior Secured Notes”). The 5.625% Senior Secured Notes bear an annual interest rate of 5.625%, mature in 2024 and beginning in November 2019 will require quarterly principal payments of $16.3 million. As of December 31, 2017, $325.0 million of the 5.625% Senior Secured Notes remained outstanding. As of December 31, 2017, in aggregate, $326.0 million of Senior Secured Notes remained outstanding.
The Senior Secured Notes are guaranteed in full by certain of Encore’s subsidiaries. The Senior Secured Notes are pari passu with, and are collateralized by the same collateral as the Senior Secured Credit Facilities. The Senior Secured Notes may be accelerated and become automatically and immediately due and payable upon certain events of default, including certain events related to insolvency, bankruptcy, or liquidation. Additionally, any series of the Senior Secured Notes may be accelerated at the election of the holder or holders of a majority in principal amount of such series of Senior Secured Notes upon certain events of default by Encore, including the breach of affirmative covenants regarding guarantors, collateral, minimum revolving credit facility commitment or the breach of any negative covenant. Encore may prepay the Senior Secured Notes at any time for any reason. If Encore prepays the Senior Secured Notes, payment will be at the higher of par or the present value of the remaining scheduled payments of principal and interest on the portion being prepaid. The discount rate used to determine the present value is 50 basis points over the then current Treasury Rate corresponding to the remaining average life of the Senior Secured Notes. The covenants and material terms in the purchase agreement for the Senior Secured Notes are substantially similar to those in the Restated Credit Agreement. The holders of the Senior Secured Notes and the administrative agent for the lenders of the Restated Credit Agreement have an intercreditor agreement related to their pro rata rights to the collateral, actionable default, powers and duties and remedies, among other topics.
Encore Convertible Notes
In November and December 2012, Encore sold $115.0 million aggregate principal amount of 3.0% 2017 Convertible Notes that matured in November 2017 in private placement transactions (the “2017 Convertible Notes”). In June and July 2013, Encore sold $172.5 million aggregate principal amount of 3.0% 2020 Convertible Notes that mature on July 1, 2020 in private placement transactions (the “2020 Convertible Notes”). In March 2014, Encore sold $161.0 million aggregate principal amount of 2.875% 2021 Convertible Notes that mature on March 15, 2021 in private placement transactions (the “2021 Convertible Notes”). In March 2017, Encore sold $150.0 million aggregate principal amount of 3.25% 2022 Convertible Senior Notes that mature on March 15, 2022 in private placement transactions (the “2022 Convertible Notes” and together with the 2020 Convertible Notes and the 2021 Convertible Notes, the “Convertible Notes”). The interest on the Convertible Notes is payable semi-annually.

The net proceeds from the sale of the $150.0 million aggregate principal amount of the 2022 Convertible Notes were approximately $145.3 million, after deducting the initial purchasers’ discounts and the estimated offering expenses payable by the Company.
Prior to the close of business on the business day immediately preceding their respective conversion date (listed below), holders may convert their Convertible Notes under certain circumstances set forth in the applicable Convertible Notes indentures. On or after their respective conversion dates until the close of business on the scheduled trading day immediately preceding their respective maturity date, holders may convert their Convertible Notes at any time. Certain key terms related to the convertible features for each of the Convertible Notes as of year ended December 31, 2017 are listed below.

	2020 Convertible Notes	2021 Convertible Notes	2022 Convertible Notes
Initial conversion price	$45.72	$59.39	$45.57
Closing stock price at date of issuance	$33.35	$47.51	$35.05
Closing stock price date	June 24, 2013	March 5, 2014	February 27, 2017
Conversion rate (shares per $1,000 principal amount)	21.8718	16.8386	21.9467
Conversion date	January 1, 2020	September 15, 2020	September 15, 2021
The Company’s 2017 Convertible Notes matured on November 27, 2017 and were settled by a cash payment of $65.0 million for the aggregate principal amount of the notes and the issuance of 621,599 shares of the Company’s common stock for the excess conversion premium. At the same time, the Company received 621,612 shares from the counterparties to the convertible note hedge transactions associated with the 2017 Convertible Notes, and these shares have been cancelled. The net effect of the settlement of these transactions was no material change in the number of shares outstanding See “Convertible Notes Hedge Transactions.”
In the event of conversion, holders of the Company’s 2020 Convertible Notes, 2021 Convertible Notes and 2022 Convertible Notes will receive cash, shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election. The Company’s current intent is to settle conversions through combination settlement (i.e., convertible into cash up to the aggregate principal amount, and shares of the Company’s common stock or a combination of cash and shares of the Company’s common stock, at the Company’s election, for the remainder). As a result, and in accordance with authoritative guidance related to derivatives and hedging and earnings per share, only the conversion spread is included in the diluted earnings per share calculation, if dilutive. Under such method, the settlement of the conversion spread has a dilutive effect when, during any quarter, the average share price of the Company’s common stock exceeds the initial conversion prices listed in the above table.
Authoritative guidance related to debt with conversion and other options requires that issuers of convertible debt instruments that, upon conversion, may be settled fully or partially in cash, must separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. Additionally, debt issuance costs are required to be allocated in proportion to the allocation of the liability and equity components and accounted for as debt issuance costs and equity issuance costs, respectively.
The debt and equity components, the issuance costs related to the equity component, the stated interest rate, and the effective interest rate for each of the Convertible Notes are listed below (in thousands, except percentages):

	2020 Convertible Notes	2021 Convertible Notes	2022 Convertible Notes
Debt component	$140,247	$143,645	$137,266
Equity component	$32,253	$17,355	$12,734
Equity issuance cost	$1,106	$581	$398
Stated interest rate	3.000%	2.875%	3.250%
Effective interest rate	6.350%	4.700%	5.200%

The balances of the liability and equity components of all the Convertible Notes outstanding were as follows (in thousands):

	December 31, 2017	December 31, 2016
Liability component—principal amount	$483,500	$448,500
Unamortized debt discount	(32,720)	(31,968)
Liability component—net carrying amount	$450,780	$416,532
Equity component	$62,696	$61,314
The debt discount is being amortized into interest expense over the remaining life of the convertible notes using the effective interest rates. Interest expense related to the convertible notes was as follows (in thousands):

	Year ended December 31,
	2017	2016
Interest expense—stated coupon rate	$15,721	$13,263
Interest expense—amortization of debt discount	9,871	9,900
Total interest expense—convertible notes	$25,592	$23,163
Convertible Notes Hedge Transactions
In order to reduce the risk related to the potential dilution and/or the potential cash payments the Company may be required to make in the event that the market price of the Company’s common stock becomes greater than the conversion prices of the Convertible Notes, the Company maintains a hedge program that increases the effective conversion price for the 2020 Convertible Notes and 2021 Convertible Notes. The Company did not hedge the 2022 Convertible Notes. All of the hedge instruments related to the Convertible Notes have been determined to be indexed to the Company’s own stock and meet the criteria for equity classification. In accordance with authoritative guidance, the Company recorded the cost of the hedge instruments as a reduction in additional paid-in capital, and will not recognize subsequent changes in fair value of these financial instruments in its consolidated financial statements.
The details of the hedge program for each of the Convertible Notes are listed below (in thousands, except conversion price):

	2020 Convertible Notes	2021 Convertible Notes
Cost of the hedge transaction(s)	$18,113	$19,545
Initial conversion price	$45.72	$59.39
Effective conversion price	$61.55	$83.14
In connection with the partial repurchase of the 2017 Convertible Notes, explained in further detail below, the Company terminated a portion of its convertible note hedge transactions in a notional amount corresponding to the amount of the 2017 Convertible Notes repurchased. The Company received approximately $5.6 million of proceeds in connection with the unwinding of the hedge transactions and recorded these proceeds as increase in additional paid-in capital. In connection with the final settlement of the convertible note hedge transactions related to the 2017 Convertible Notes on November 27, 2017, the Company received 621,612 shares from the counterparties to the hedge transactions. These shares have been cancelled.
Conversion and Earnings Per Share Impact
During the quarter ending December 31, 2013, the closing price of the Company’s common stock exceeded 130% of the conversion price of the 2017 Convertible Notes for more than 20 trading days during a 30 consecutive trading day period, thereby satisfying one of the early conversion events. As a result, the 2017 Convertible Notes became convertible on demand effective January 2, 2014, and the holders were notified that they could elect to submit their 2017 Convertible Notes for conversion. No gain or loss was recognized when the debt became convertible. Upon becoming convertible, a portion of the equity component that was recorded at the time of the issuance of the 2017 Convertible Notes was considered redeemable and that portion of the equity was reclassified to temporary equity in the Company’s consolidated statements of financial condition. Such amount was determined based on the cash consideration to be paid upon conversion and the carrying amount of the debt. Upon the conversion event, this temporary equity balance was recalculated based on the difference between the 2017

Convertible Notes principal and the debt carrying value. When the 2017 Convertible Notes were settled, an amount equal to the fair value of the liability component, immediately prior to the settlement, was deducted from the fair value of the total settlement consideration transferred and allocated to the liability component. The difference between the amount allocated to the liability and the net carrying amount of the 2017 Convertible Notes (including any unamortized debt issue costs and discount) was recognized in earnings as a loss on debt extinguishment. The remaining consideration was allocated to the reacquisition of the equity component and was recognized as a reduction in stockholders’ equity.
In connection with the issuance of the 2022 Convertible Notes, as mentioned above, the Company used approximately $60.4 million of the net proceeds from the offering to repurchase, in separate transactions, $50.0 million aggregate principal amount of its 2017 Convertible Notes. In accordance with authoritative guidance, the total consideration allocated to the extinguishment of the liability component was approximately $49.7 million and the total consideration allocated to the re-acquisition of the equity component was approximately $10.7 million. Because the net carrying value of the repurchased portion of the 2017 Convertible Notes was $48.9 million, the Company recognized a loss of approximately $0.8 million on the repurchase transaction. The balance of the temporary equity component was extinguished at the time of maturity and conversion of the 2017 Convertible Notes.
In accordance with authoritative guidance related to derivatives and hedging and earnings per share calculation, only the conversion spread of the Convertible Notes is included in the diluted earnings per share calculation, if dilutive. Under such method, the settlement of the conversion spread has a dilutive effect when the average share price of the Company’s common stock during any quarter exceeds the respective conversion price of each of the Convertible Notes.
Cabot Senior Secured Notes
On September 20, 2012, Cabot Financial (Luxembourg) S.A. (“Cabot Financial”), an indirect subsidiary of Encore, issued £265.0 million (approximately $438.4 million) in aggregate principal amount of 10.375% Senior Secured Notes due 2019 (the “Cabot 2019 Notes”). Interest on the Cabot 2019 Notes is payable semi-annually, in arrears, on April 1 and October 1 of each year. On October 6, 2016, the Cabot 2019 Notes were redeemed in full using the proceeds from the issuance of Senior Secured Notes due 2023 (the “Cabot 2023 Notes”) as discussed below. A call premium of £13.7 million (approximately $17.4 million) was paid in connection with the redemption of the Cabot 2019 Notes. Since the Cabot 2019 Notes carried a premium of approximately £15.2 million (approximately $19.2 million) at the time of redemption, Cabot recognized a gain of approximately £1.4 million (approximately $1.8 million) on this transaction. The gain is included in other income in the Company’s consolidated statements of operations for the year ended December 31, 2016.
On August 2, 2013, Cabot Financial issued £100.0 million (approximately $151.7 million) in aggregate principal amount of 8.375% Senior Secured Notes due 2020 (the “Cabot 2020 Notes”). Interest on the Cabot 2020 Notes is payable semi-annually, in arrears, on February 1 and August 1 of each year.
On March 27, 2014, Cabot Financial issued £175.0 million (approximately $291.8 million) in aggregate principal amount of 6.500% Senior Secured Notes due 2021 (the “Cabot 2021 Notes”). Interest on the Cabot 2021 Notes is payable semi-annually, in arrears, on April 1 and October 1 of each year.
On October 6, 2016, Cabot Financial issued £350.0 million (approximately $442.6 million) in aggregate principal amount of 7.500% Senior Secured Notes due 2023 (the “Cabot 2023 Notes” and together with the Cabot 2019 Notes, the Cabot 2020 Notes and the Cabot 2021 Notes, the “Cabot Notes”). Interest on the Cabot 2023 Notes is payable semi-annually, in arrears, on April 1 and October 1 of each year. The Cabot 2023 Notes were issued at a price equal to 100% of their face value. The proceeds from the offering were used to (1) redeem in full the Cabot 2019 Notes plus a call premium of £13.7 million (approximately $17.4 million), (2) partially repay amounts outstanding under Cabot’s revolving credit facility, (3) pay accrued interest on the Cabot 2019 Notes, and (4) pay fees and expenses in relation to the offering of the Cabot 2023 Notes.
The Cabot Notes are fully and unconditionally guaranteed on a senior secured basis by the following indirect subsidiaries of the Company: Cabot Credit Management Limited (“CCM”), Cabot Financial Limited, and all material subsidiaries of Cabot Financial Limited (other than Cabot Financial and Marlin Intermediate Holdings plc). The Cabot Notes are secured by a first ranking security interest in all the outstanding shares of Cabot Financial and the guarantors (other than CCM and Marlin Midway Limited) and substantially all the assets of Cabot Financial and the guarantors (other than CCM). Subject to the Intercreditor Agreement described below under “Cabot Senior Revolving Credit Facility”, the guarantees provided in respect of the Cabot Notes are pari passu with each such guarantee given in respect of the Cabot Floating Rate Notes, Marlin Bonds and the Cabot Credit Facility described below.
On November 11, 2015, Cabot Financial (Luxembourg) II S.A. (“Cabot Financial II”), an indirect subsidiary of Encore, issued €310.0 million (approximately $332.2 million) in aggregate principal amount of Senior Secured Floating Rate Notes due 2021 (the “Cabot Floating Rate Notes”). The Cabot Floating Rate Notes were issued at a 1%, or €3.1 million (approximately

$3.4 million), original issue discount, which is being amortized over the life of the notes and included as interest expense in the Company’s consolidated statements of operations. The Cabot Floating Rate Notes bear interest at a rate equal to three-month EURIBOR plus 5.875% per annum, reset quarterly. Interest on the Cabot Floating Rate Notes is payable quarterly in arrears on February 15, May 15, August 15 and November 15 of each year, beginning on February 15, 2016. The Cabot Floating Rate Notes will mature on November 15, 2021.
The Cabot Floating Rate Notes are fully and unconditionally guaranteed on a senior secured basis by the following indirect subsidiaries of the Company: CCM, Cabot Financial Limited and all material subsidiaries of Cabot Financial Limited (other than Cabot Financial II and Marlin Intermediate Holdings plc). The Cabot Floating Rate Notes are secured by a first-ranking security interest in all the outstanding shares of Cabot Financial II and the guarantors (other than CCM and Marlin Midway Limited) and substantially all the assets of Cabot Financial II and the guarantors (other than CCM).
On July 25, 2013, Marlin Intermediate Holdings plc (“Marlin”), a subsidiary of Cabot, issued £150.0 million (approximately $246.5 million) in aggregate principal amount of 10.5% Senior Secured Notes due 2020 (the “Marlin Bonds”). Cabot assumed the Marlin Bonds as a result of the acquisition of Marlin. The carrying value of the Marlin Bonds was adjusted to approximately $284.2 million to reflect the fair value of the Marlin Bonds at the time of acquisition. In September 2017, the Marlin Bonds were redeemed in full using a portion of the proceeds from a senior facility of Cabot Securitisation UK Limited (“Cabot Securitisation”) as discussed below. A call premium of £7.9 million (approximately $10.5 million) was paid in connection with the redemption of the Marlin Bonds. Since the Marlin Bonds carried a premium of approximately £12.1 million (approximately $16.2 million) at the time of redemption, Cabot recognized a gain of approximately £4.3 million (approximately $5.7 million) on this transaction. The gain is included in other income in the Company’s consolidated statements of operations for the year ended December 31, 2017.
Interest expense related to the Cabot Notes, Cabot Floating Rate Notes, and Marlin Bonds was as follows (in thousands):

	Year ended December 31,
	2017	2016
Interest expense—stated coupon rate	$93,691	$105,606
Interest income—accretion of debt premium	(2,865)	(8,951)
Interest expense—amortization of debt discount	467	620
Total interest expense—Cabot senior secured notes	$91,293	$97,275
At December 31, 2017, the outstanding balance on the Cabot Notes, Cabot Floating Rate Notes, and Marlin Bonds was $1.2 billion.
Cabot Senior Revolving Credit Facility
On September 20, 2012, Cabot Financial (UK) Limited (“Cabot Financial UK”) entered into an agreement for a senior committed revolving credit facility of £50.0 million (the “Cabot Credit Agreement”). Since such date there have been a number of amendments made, including, but not limited to, increases in the lenders’ total commitments thereunder to £250.0 million. On December 12, 2017, Cabot Financial UK amended and restated its existing senior secured revolving credit facility agreement to, among other things, increase the total committed amount of the facility to £295.0 million (approximately $395.2 million) and extend the termination date for a £245.0 million tranche of commitments to September 2021 (as amended and restated, the “Cabot Credit Facility”).
The Cabot Credit Facility consists of a £245.0 million tranche that expires in September 2021 and a £50.0 million tranche that expires in March 2022, and includes the following key provisions:

•	Interest at LIBOR (or EURIBOR for any loan drawn in euro) plus 3.25% per annum, which may decrease to 2.75% upon certain specified conditions;

•	A restrictive covenant that limits the loan to value ratio to 0.75 in the event that the Cabot Credit Facility is more than 20% utilized;

•
A restrictive covenant that limits the super senior loan (i.e. the Cabot Credit Facility and any super priority hedging liabilities) to value ratio to 0.25 in the event that the Cabot Credit Facility is more than 20% utilized;

•	Additional restrictions and covenants which limit, among other things, the payment of dividends and the incurrence of additional indebtedness and liens; and

•	Events of default which, upon occurrence, may permit the lenders to terminate the Cabot Credit Facility and declare all amounts outstanding to be immediately due and payable.
The Cabot Credit Facility is unconditionally guaranteed by the following indirect subsidiaries of the Company: CCM, Cabot Financial Limited, and all material subsidiaries of Cabot Financial Limited. The Cabot Credit Facility is secured by first ranking security interests in all the outstanding shares of Cabot Financial UK and the guarantors (other than CCM) and substantially all the assets of Cabot Financial UK and the guarantors (other than CCM). Pursuant to the terms of intercreditor agreements entered into with respect to the relative positions of the Cabot Notes, the Cabot Floating Rate Notes, the Marlin Bonds and the Cabot Credit Facility, any liabilities in respect of obligations under the Cabot Credit Facility that are secured by assets that also secure the Cabot Notes, the Cabot Floating Rate Notes and the Marlin Bonds will receive priority with respect to any proceeds received upon any enforcement action over any such assets.
At December 31, 2017, the outstanding borrowings under the Cabot Credit Facility were approximately $179.0 million. The weighted average interest rate was 3.60% and 3.95% for the years ended December 31, 2017 and 2016, respectively.
Cabot Securitisation Senior Facility
On August 23, 2017, Cabot Securitisation entered into a senior facility agreement (the “Senior Facility Agreement”) for an initial committed amount of £260.0 million (approximately $332.9 million) (the “Cabot Securitisation Senior Facility”). In December 2017, an accordion feature was exercised and the size of the Cabot Securitisation Senior Facility was increased by £40.0 million to a final size of £300.0 million, of which £290.0 million was drawn as of year-end. The Senior Facility Agreement has an initial availability period ending in September 2020 and an initial repayment date in September 2022. The obligations of Cabot Securitisation under the Senior Facility Agreement are secured by first ranking security interests over all of Cabot Securitisation’s property, assets and rights (including receivables purchased from Cabot Financial UK from time to time), the book value of which was approximately £308.5 million (approximately $416.8 million) as of December 31, 2017. Funds drawn under the Senior Facility Agreement will bear interest at a rate per annum equal to LIBOR plus a margin of 2.85%.  A portion of the proceeds from the Senior Facility Agreement were used to redeem the Marlin Bonds in full.
At December 31, 2017, the outstanding borrowings under the Cabot Securitisation Senior Facility were approximately $391.8 million. The weighted average interest rate was 3.10% for the year ended December 31, 2017.
Preferred Equity Certificates
On July 1, 2013, the Company, through its wholly owned subsidiary Encore Europe Holdings, S.a r.l. (“Encore Europe”), completed the acquisition of Cabot (the “Cabot Acquisition”) by acquiring 50.1% of the equity interest in Janus Holdings S.a r.l. (“Janus Holdings”). Encore Europe purchased from J.C. Flowers & Co. LLC (“J.C. Flowers”): (i) E Bridge preferred equity certificates issued by Janus Holdings, with a face value of £10,218,574 (approximately $15.5 million) (and any accrued interest thereof) (the “E Bridge PECs”), (ii) E preferred equity certificates issued by Janus Holdings with a face value of £96,729,661 (approximately $147.1 million) (and any accrued interest thereof) (the “E PECs”), (iii) 3,498,563 E shares of Janus Holdings (the “E Shares”), and (iv) 100 A shares of Cabot Holdings S.a r.l. (“Cabot Holdings”), the direct subsidiary of Janus Holdings, for an aggregate purchase price of approximately £115.1 million (approximately $175.0 million). The E Bridge PECs, E PECs, and E Shares represent 50.1% of all of the issued and outstanding equity and debt securities of Janus Holdings. The remaining 49.9% of Janus Holdings’ equity and debt securities are owned by J.C. Flowers and include: (a) J Bridge PECs with a face value of £10,177,781 (approximately $15.5 million), (b) J preferred equity certificates with a face value of £96,343,515 (approximately $146.5 million) (the “J PECs”), (c) 3,484,597 J shares of Janus Holdings (the “J Shares”), and (d) 100 A shares of Cabot Holdings. All of the PECs accrue interest at 12% per annum. Since PECs are legal form debt, the J Bridge PECs, J PECs and any accrued interests thereof are classified as liabilities and are included in debt in the Company’s accompanying consolidated statements of financial condition. In addition, certain other minority owners hold PECs at the Cabot Holdings level (the “Management PECs”). These PECs are also included in debt in the Company’s accompanying consolidated statements of financial condition. The E Bridge PECs and E PECs held by the Company, and their related interest eliminate in consolidation and therefore are not included in debt in the Company’s consolidated statements of financial condition. The J Bridge PECs, J PECs, and the Management PECs do not require the payment of cash interest expense as they have characteristics similar to equity with a preferred return. The ultimate payment of the accumulated interest would be satisfied only in connection with the disposition of the noncontrolling interest of J.C. Flowers and management.
On June 20, 2014, Encore Europe converted all of its E Bridge PECs into E Shares and E PECs, and J.C. Flowers converted all of its J Bridge PECs into J Shares and J PECs, in proportion to the number of E Shares and E PECs, or J Shares and J PECs, as applicable, outstanding on the closing date of the Cabot Acquisition.
As of December 31, 2017, the outstanding balance of the PECs, including accrued interest, was approximately $253.3 million.

Capital Lease Obligations
The Company has capital lease obligations primarily for computer equipment. As of December 31, 2017, the Company’s combined obligations for capital leases were approximately $6.1 million. These capital lease obligations require monthly, quarterly or annual payments through 2022 and have implicit interest rates that range from zero to approximately 5.9%.
Maturity Schedule
The aggregate amounts of the Company’s debt, including PECs, accrued interests on PECs, and capital lease obligations, maturing in each of the next five years and thereafter are as follows (in thousands):

2018	$35,249
2019	203,964
2020	417,434
2021	1,257,489
2022	757,042
Thereafter	856,468
Total	$3,527,646
Note 10: Variable Interest Entities
A VIE is defined as a legal entity whose equity owners do not have sufficient equity at risk, or, as a group, the holders of the equity investment at risk lack any of the following three characteristics: decision-making rights, the obligation to absorb losses, or the right to receive the expected residual returns of the entity. The primary beneficiary is identified as the variable interest holder that has both the power to direct the activities of the VIE that most significantly affect the entity’s economic performance and the obligation to absorb expected losses or the right to receive benefits from the entity that could potentially be significant to the VIE.
The Company’s VIEs include its subsidiary Janus Holdings and other immaterial special purpose entities that were created to purchase receivable portfolios in certain geographies.
Prior to March 31, 2016, the Company’s VIEs included its special purpose entity used for the Propel securitization and its subsidiary Janus Holdings. On March 31, 2016, the Company completed the divestiture of 100% of its membership interests in Propel. Since Propel is the primary beneficiary of the VIE used for securitization, subsequent to the sale of Propel, the Company no longer consolidates this VIE.
Janus Holdings is the indirect parent company of Cabot. The Company has determined that Janus Holdings is a VIE and the Company is the primary beneficiary of the VIE. The key activities that affect Cabot’s economic performance include, but are not limited to, operational budgets and purchasing decisions. Through its control of the board of directors of Janus Holdings, the Company controls the key operating activities at Cabot.
Assets recognized as a result of consolidating these VIEs do not represent additional assets that could be used to satisfy claims against the Company’s general assets. Conversely, liabilities recognized as a result of consolidating these VIEs do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of the VIE.
The Company evaluates its relationships with its VIE on an ongoing basis to ensure that it continues to be the primary beneficiary.
Note 11: Stock-Based Compensation
In April 2017, Encore’s Board of Directors (the “Board”) approved the Encore Capital Group, Inc. 2017 Incentive Award Plan (the “2017 Plan”), which was then approved by the Company’s stockholders on June 15, 2017. The 2017 Plan superseded the Company’s 2013 Incentive Compensation Plan (as amended, the “2013 Plan”), which had previously superseded the Company’s 2005 Stock Incentive Plan (“2005 Plan”). Board members, employees, and consultants of Encore and its subsidiaries and affiliates are eligible to receive awards under the 2017 Plan. Subject to certain adjustments, the Company may grant awards for an aggregate of 5,713,571 shares of the Company’s common stock under the 2017 Plan. The aggregate number of shares available for issuance under the 2017 Plan will be reduced by 2.12 shares for each share delivered in settlement of any full value award and by one share for each share delivered in settlement of any stock option or stock appreciation right. If an award under the 2017 Plan or the 2013 Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, canceled without having been fully exercised or forfeited, the unused shares covered by such award will again become or again be available for award grants under the 2017 Plan. Shares available under the 2017 Plan will be increased by 2.12 shares for each share subject to a full value award and by one share for each share subject to a stock option or a stock appreciation right, in each case, that become or again be available for issuance pursuant to the foregoing share counting provisions.
The 2017 Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, dividend equivalent rights, stock appreciation rights, cash awards, performance-based awards and any other types of awards not inconsistent with the 2017 Plan. The awards under the 2017 Plan consist of compensation subject to authoritative guidance for stock-based compensation.
In accordance with authoritative guidance for stock-based compensation, compensation expense is recognized only for those shares expected to vest, based on the Company’s historical experience and future expectations. The Company has elected a policy of estimating expected forfeitures. Total stock-based compensation expense during the years ended December 31, 2017, 2016, and 2015 was $10.4 million, $12.6 million, and $22.0 million, respectively. The actual tax benefit from stock-based compensation arrangements totaled $3.6 million, $4.9 million, and $7.4 million for the years ended December 31, 2017, 2016, and 2015, respectively. Cash received from option exercise under all share-based payment arrangements for the years ended December 31, 2017, 2016 and 2015, was $0.5 million, $0.4 million and $1.0 million, respectively.
The Company’s stock-based compensation arrangements are described below:
Stock Options
Under the 2005 Plan, option awards were generally granted with an exercise price equal to the market price of the Company’s stock at the date of issuance. They generally vest over three to five years of continuous service, and have ten-year contractual terms. Other than the Performance Options discussed below, no options have been awarded under the 2013 Plan.
The Company uses the Black-Scholes option-pricing model to determine the fair-value of stock-based awards. All options are amortized ratably over the requisite service periods of the awards, which are generally the vesting periods. There were no options granted during the years ended December 31, 2017, 2016, or 2015. As of December 31, 2017, all outstanding stock options have been fully vested and all related compensation expenses have been fully recognized.
A summary of the Company’s stock option activity as of December 31, 2017, and changes during the year then ended, is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2016	103,546	$15.24
Exercised	(37,780)	13.46
Outstanding at December 31, 2017	65,766	$16.27	2.5	$1,699
Exercisable at December 31, 2017	65,766	$16.27	2.5	$1,699
The total intrinsic value of options exercised during the years ended December 31, 2017, 2016 and 2015 was $0.8 million, $0.1 million and $1.2 million, respectively.
Performance Stock Options
Under the 2017 Plan and the 2013 Plan, the Company has granted performance stock options, with an exercise price equal to the closing price of the Company’s stock at the date of issuance, that vest in equal annual installments over a three year service period but only if, within four years from the date of grant, the 20 trading day average of the closing price of the Company’s stock (subject to dividend-related adjustments) exceeds a target equal to a 25% increase from the closing price on the date of grant. These performance options have a seven year contractual life.
The fair value for options granted was estimated at the date of grant using a lattice-based option valuation model with the assumptions noted in the following table. Expected volatility is based on the historical stock price volatility over the last seven years, which is commensurate with the performance options remaining contractual term. The risk-free rate for the periods within the contractual life of the option is based on the zero-coupon U.S. Treasury bill that is commensurate with the remaining performance measurement period of seven years at the time of grant. The expected term is assumed to occur at the midpoint of the vesting of each tranche and the contractual term of the performance options granted and represents the period that options granted are expected to be outstanding. All options are amortized ratably over the requisite service periods of the awards, which are generally the vesting periods.

Expected volatility	39.61- 40.30%
Risk free interest rate	1.98- 2.43%
Dividend yield	0.00%
Expected term (in years)	4.14- 5.01
A summary of the Company’s performance stock option activity as of December 31, 2017, and changes during the year then ended, is presented below:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2016	—	$—
Awarded	340,996	31.32
Cancelled/forfeited	(74,474)	30.95
Outstanding at December 31, 2017	266,522	$31.43	6.0	$2,845
Vested or Expected to Vest at December 31, 2017	244,865	$31.47	6.0	$2,603
Exercisable at December 31, 2017	—	$—	—	$—
The weighted-average grant-date fair value of performance options granted during the year ended December 31, 2017 was $11.53. None of the performance options were exercised during the year ended December 31, 2017. As of December 31, 2017, there was $1.4 million of total unrecognized compensation cost related to non-vested performance stock options which is expected to be recognized over a period of approximately 1.5 years.
Non-Vested Shares
The Company’s 2017 Plan (and previously, the 2013 Plan and 2005 Plan), permits restricted stock units, restricted stock awards, performance stock units, and performance stock awards (collectively “stock awards”). The fair value of non-vested shares with service condition and/or performance condition that affect vesting is equal to the closing sale price of the Company’s common stock on the date of issuance. Compensation cost is recognized only for the awards that ultimately vest. The Company has certain share awards that include market conditions that affect vesting, the fair value of these shares is estimated using a lattice model. Compensation cost is not adjusted if the market condition is not met, as long as the requisite service is provided. For the majority of non-vested shares, shares are issued on the vesting dates net of the number of shares needed to satisfy minimal statutory tax withholding requirements. The tax obligations are then paid by the Company on behalf of the employees.
A summary of the status of the Company’s stock awards as of December 31, 2017, and changes during the year then ended, is presented below:

	Non-Vested Shares (1)	Weighted Average Grant Date Fair Value
Non-vested at December 31, 2016	1,006,471	$31.69
Awarded	374,569	$33.09
Vested	(236,820)	$36.43
Cancelled/forfeited	(338,463)	$31.61
Non-vested at December 31, 2017	805,757	$30.98
________________________

(1)
Certain of the Company’s stock awards have a vesting matrix under which the stock awards can vest at a maximum level that is 200% of the shares that would vest for achieving the performance goals at target. The number of shares presented is based on achieving the performance goals at target levels as defined in the stock award agreements. As of December 31, 2017 and 2016, the maximum number of non-vested performance shares that could vest under the provisions of the agreements was 1,038,272 and 1,340,375, respectively.

Unrecognized compensation cost related to non-vested shares as of December 31, 2017, was $10.0 million. The weighted-average remaining expense period, based on the unamortized value of these outstanding non-vested shares, was approximately 1.4 years. The fair value of restricted stock units and restricted stock awards vested for the years ended December 31, 2017, 2016, and 2015 was $7.8 million, $12.5 million, and $16.5 million, respectively.
Note 12: Income Taxes
Income tax expense for income from continuing operations was $52.0 million, $38.2 million, and $27.2 million, during the years ended December 31, 2017, 2016, and 2015, respectively.
On December 22, 2017, the U.S. Tax Cuts and Jobs Act (the “Tax Reform Act”) was signed into law by President Trump. The Tax Reform Act significantly revised the U.S. corporate income tax regime by, among other things, lowering the U.S. corporate tax rate from a top rate of 35% to a flat rate of 21% effective January 1, 2018, while also repealing the deduction for domestic production activities, implementing elements of a territorial tax system and imposing a repatriation tax on deemed repatriated earnings of foreign subsidiaries. Shortly after enactment, the SEC staff issued Staff Accounting Bulletin (“SAB”) 118, which provides guidance on accounting for the Tax Reform Act’s impact. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Tax Reform Act for which the accounting under ASC 740 is complete. To the extent that a company’s accounting for certain income tax effects of the Tax Reform Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. As a result of the Tax Reform Act, the Company recorded an additional net tax expense of $1.2 million during the year ended December 31, 2017. This net tax expense represents a provisional amount and the Company’s current best estimate. The provisional amount incorporates assumptions made based upon the Company’s current interpretation of the Tax Reform Act and may change as the Company receives additional clarification and implementation guidance. The Company did not record any deemed repatriation tax on unremitted foreign earnings and profits (“E&P”) due to the deficit in accumulated foreign E&P as of December 31, 2017.
Because of the complexity of the new Global Intangible Low-Taxed Income (“GILTI”) tax rules, the Company continues to evaluate this and other provisions of the Tax Reform Act and the application of ASC 740, “Income Taxes.” Under U.S. GAAP, the Company is allowed to make an accounting policy choice of either (1) treating taxes due on future U.S. inclusions in taxable income related to GILTI as a current-period expense when incurred (the “period cost method”) or (2) factoring such amounts into the Company’s measurement of its deferred taxes (the “deferred method”). The Company has not yet adopted an accounting policy with respect to GILTI at December 31, 2017.

The effective tax rates for the respective periods are shown below:

	Year Ended December 31,
	2017	2016	2015
Federal provision	35.0%	35.0%	35.0%
State provision	0.5%	2.3%	0.2%
Foreign rate differential(1)	(20.0)%	(3.6)%	(7.8)%
Transaction costs(2)	5.0%	0.0%	0.0%
Tax reserves	0.0%	(3.2)%	(2.0)%
Permanent items(3)	10.2%	14.7%	6.0%
Change in valuation allowance(4)	8.2%	20.7%	(5.6)%
Other(5)	0.8%	0.7%	1.9%
Effective rate	39.7%	66.6%	27.7%
________________________

(1)	Relates primarily to the lower tax rates on the income or loss attributable to international operations.

(2)	Relates primarily to the effect of certain costs related to the withdrawn Cabot IPO that are disallowed for U.K. tax purposes.

(3)
Includes nondeductible interest reported in a foreign subsidiary. The year ending December 31, 2017 also includes certain foreign income taxable in the U.S. under Internal Revenue Code Section 951 (Subpart F) in 2017. The year ending December 31, 2015 also includes a settlement with the Consumer Finance Protection Bureau (“CFPB”) for which the Company incurred a $10.0 million civil monetary penalty related to a settlement with the CFPB, which is not deductible for income tax purposes.

(4)	Valuation allowance recorded as a result of certain foreign subsidiaries’ cumulative operating losses for tax purposes.

(5)	Includes the impact from the Tax Reform Act for the year ended December 31, 2017.
The pretax income (loss) from continuing operations consisted of the following (in thousands):

	Year Ended December 31,
	2017	2016	2015
Domestic	$71,794	$112,483	$59,056
Foreign	59,432	(55,108)	38,877
	$131,226	$57,375	$97,933
The income tax provisions for continuing operations consisted of the following (in thousands):

	Year Ended December 31,
	2017	2016	2015
Current expense (benefit):
Federal	$9,969	$58,816	$38,831
State	(794)	1,173	363
Foreign	15,690	10,364	7,124
	24,865	70,353	46,318
Deferred expense (benefit):
Federal	16,563	(22,951)	(18,755)
State	784	25	(610)
Foreign	9,837	(9,222)	209
	27,184	(32,148)	(19,156)
	$52,049	$38,205	$27,162
The Company’s subsidiary in Costa Rica is operating under a 100% tax holiday through December 31, 2018 and a 50% tax holiday for the subsequent four years. The impact of the tax holiday in Costa Rica for the year ended December 31, 2017 was immaterial.
The Company has not provided for applicable income or withholding taxes on the undistributed earnings from continuing operations of its subsidiaries operating outside of the United States. Undistributed net income of these subsidiaries as of December 31, 2017, were approximately $145.7 million. Such undistributed earnings are considered permanently reinvested.

The Company does not provide deferred taxes on translation adjustments on unremitted earnings under the indefinite reversal exception. Determination of the amount of unrecognized deferred tax liability related to these earnings is not practicable due to the complexities of a hypothetical calculation.
The components of deferred tax assets and liabilities consisted of the following (in thousands):

	December 31, 2017	December 31, 2016
Deferred tax assets:
Stock-based compensation expense	$4,777	$7,549
Accrued expenses	14,708	19,868
Differences in income recognition related to receivable portfolios	20,612	45,419
Net operating losses	46,615	26,386
Difference in basis of bond and loan costs	7,878	3,007
Other	522	6,067
Total deferred tax assets	95,112	108,296
Valuation allowance	(34,642)	(18,892)
Total deferred tax assets net of valuation allowance	60,470	89,404
Deferred tax liabilities:
State taxes	(1,237)	(377)
Deferred court costs	(20,207)	(19,860)
Difference in basis of amortizable assets	(18,573)	(16,488)
Difference in basis of depreciable assets	(2,059)	(7,705)
Other	(9,144)	(1,555)
Total deferred tax liabilities	(51,220)	(45,985)
Net deferred tax asset(1)	$9,250	$43,419
________________________

(1)
The Company operates in multiple jurisdictions. In accordance with authoritative guidance relating to income taxes, deferred tax assets and liabilities are netted for each tax-paying component of the Company within a particular tax jurisdiction, and presented as a single amount in the statement of financial condition.

Certain of the Company’s foreign subsidiaries have net operating loss carry forwards in the amount of approximately $159.7 million. In general, the foreign net operating losses can be carried forward indefinitely. Certain of the Company’s domestic subsidiaries have state net operating loss carry forwards in the amount of approximately $32.5 million, which will generally begin to expire in 2021.
Valuation allowances are recognized on deferred tax assets if the Company believes that it is more likely than not that some or all of the deferred tax assets will not be realized. The Company believes the majority of the deferred tax assets will be realized due to the reversal of certain significant temporary differences and anticipated future taxable income from operations. As of December 31, 2017, valuation allowances increased to $34.6 million, as compared to $18.9 million as of December 31, 2016. The increase was primarily related to the recording of valuation allowance at certain of the Company’s foreign subsidiaries that have incurred cumulative operating losses as of December 31, 2017. At this time, the Company does not have enough positive evidence to support the fact that the net operating loss carryforwards at these jurisdictions can be realized, therefore, the Company has recorded valuation allowances against the current and previously established deferred tax assets.

A reconciliation of the beginning and ending amount of the Company’s unrecognized tax benefit is as follows (in thousands):

Amount
Balance at December 31, 2014	$38,425
Increases related to current and prior year tax positions	5,835
Increases related to current year tax positions	11,882
Decreases related to settlements with taxing authorities	(8,193)
Balance at December 31, 2015	47,949
Increases related to prior year tax positions	2,505
Increases related to current year tax positions	1,259
Decreases related to settlements with taxing authorities	(31,111)
Decreases related to prior year tax positions	(1,657)
Balance at December 31, 2016	18,945
Increases related to current year tax positions	5,902
Decreases related to settlements with taxing authorities	(228)
Decreases related to current year tax positions	(4,599)
Balance at December 31, 2017	$20,020
The Company had gross unrecognized tax benefits, inclusive of penalties and interest, of $22.2 million, $21.2 million and $58.5 million at December 31, 2017, 2016, and 2015 respectively. At December 31, 2017, 2016 and 2015, there were $9.9 million, $7.1 million and $14.9 million, respectively, of unrecognized tax benefits that if recognized, would result in a net tax benefit. During the year ended December 31, 2017, the increase in the Company’s gross unrecognized tax benefit was primarily related to certain prepaid services to be performed within three and a half months of December 31, 2017. During the year ended December 31, 2016, the decrease in the Company’s gross unrecognized tax benefit was primarily related to the settlement with tax authorities for unrecognized tax benefits associated with amortization of receivable portfolios. During the year ended December 31, 2015, the increase in the Company’s gross unrecognized tax benefit was primarily associated with certain business combinations. The uncertain tax benefit is included in “Other liabilities” in the Company’s consolidated statements of financial condition.
The Company believes that an adequate provision has been made for any adjustments that may result from tax examinations. However, it is reasonably possible that certain changes may occur within the next 12 months, which could significantly increase or decrease the balance of the Company’s gross unrecognized tax benefits.
The Company recognizes interest and penalties related to unrecognized tax benefits in its tax expense. The Company recognized expense of approximately $0.8 million, $0.5 million and $0.3 million in interest and penalties during the years ended December 31, 2017, 2016 and 2015, respectively. Interest and penalties accrued were $2.2 million as of both December 31, 2017 and December 31, 2016.
The Company files U.S. federal, state, and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2014 through 2017 tax years remain subject to examination by federal taxing authorities, 2013 through 2017 tax years generally remain subject to examination by state tax authorities, and the 2014 through 2017 tax years remain subject to examination by foreign tax authorities.
Note 13: Commitments and Contingencies
Litigation and Regulatory
The Company is involved in disputes, legal actions, regulatory investigations, inquiries, and other actions from time to time in the ordinary course of business. The Company, along with others in its industry, is routinely subject to legal actions based on the Fair Debt Collection Practices Act (“FDCPA”), comparable state statutes, the Telephone Consumer Protection Act (“TCPA”), state and federal unfair competition statutes, and common law causes of action. The violations of law investigated or alleged in these actions often include claims that the Company lacks specified licenses to conduct its business, attempts to collect debts on which the statute of limitations has run, has made inaccurate or unsupported assertions of fact in support of its collection actions and/or has acted improperly in connection with its efforts to contact consumers. Such litigation and regulatory actions could involve potential compensatory or punitive damage claims, fines, sanctions, injunctive relief, or changes in business practices. Many continue on for some length of time and involve substantial investigation, litigation, negotiation, and other expense and effort before a result is achieved, and during the process the Company often cannot determine the substance or timing of any eventual outcome.
On September 9, 2015, the Company entered into a consent order (the “Consent Order”) with the CFPB in which it settled allegations arising from its practices between 2011 and 2015. The Consent Order includes obligations on the Company to, among other things: (1) follow certain specified operational requirements, substantially all of which are already part of the Company’s current operations; (2) submit to the CFPB for review a comprehensive plan designed to ensure that its debt collection practices comply with all applicable federal consumer financial laws and the terms of the Consent Order; (3) pay redress to certain specified groups of consumers; and (4) pay a civil monetary penalty. The Company will continue to cooperate and engage with the CFPB and work to ensure compliance with the Consent Order. In addition, the Company is subject to ancillary state attorney general investigations related to similar debt collection practices. The Company has discussed with state attorneys general potential resolution of these investigations, which could include penalties, restitution, and/or the adoption of new operational requirements. In these discussions, the state attorneys general have taken certain positions with which the Company disagrees. If the Company is unable to resolve its differences with the state attorneys general, it is possible that they may file claims against the Company.
The Company incurred a one-time, after-tax charge of approximately $43 million in the third quarter of 2015. The Company believes this charge will cover all related impacts of the Consent Order, including civil monetary penalties, restitution, any such ancillary state regulatory matters, legal expenses and portfolio allowance charges on several pool groups due to the impact on the Company’s current estimated remaining collections related to its existing receivable portfolios. The Company anticipates that after this one-time charge, any future earnings impact will be immaterial.
In certain legal proceedings, the Company may have recourse to insurance or third party contractual indemnities to cover all or portions of its litigation expenses, judgments, or settlements. In accordance with authoritative guidance, the Company records loss contingencies in its financial statements only for matters in which losses are probable and can be reasonably estimated. Where a range of loss can be reasonably estimated with no best estimate in the range, the Company records the minimum estimated liability. The Company continuously assesses the potential liability related to its pending litigation and regulatory matters and revises its estimates when additional information becomes available. As of December 31, 2017, other than reserves related to the CFPB Consent Order and ancillary state regulatory matters, the Company has no material reserves for legal matters. Additionally, based on the current status of litigation and regulatory matters, either the estimate of exposure is immaterial to the Company’s financial statements or an estimate cannot yet be determined. The Company’s legal costs are recorded to expense as incurred.
Leases
The Company leases office facilities in the United States, Europe, and other geographies. The leases are structured as operating leases, and the Company incurred related rent expense in the amounts of $21.3 million, $20.3 million, and $19.4 million during the years ended December 31, 2017, 2016, and 2015, respectively.
The Company has capital lease obligations primarily for certain computer equipment. Refer to Note 9, “Debt—Capital Lease Obligations” for additional information on the Company’s capital leases. Amortization of assets under capital leases is included in depreciation and amortization expense.
Future minimum lease payments under lease obligations consist of the following for the years ending December 31, (in thousands):

	Capital Leases	Operating Leases	Total
2018	$2,963	$19,064	$22,027
2019	1,701	14,690	16,391
2020	1,347	12,025	13,372
2021	1,111	11,362	12,473
2022	855	8,923	9,778
Thereafter	—	23,086	23,086
Total minimal leases payments	7,977	$89,150	$97,127
Less: Interest	(1,908)
Present value of minimal lease payments	$6,069

Purchase Commitments
In the normal course of business, the Company enters into forward flow purchase agreements and other purchase commitment agreements. As of December 31, 2017, the Company has entered into agreements to purchase receivable portfolios with a face value of approximately $3.1 billion for a purchase price of approximately $525.6 million. Most purchase commitments do not extend past one year.
Guarantees
Encore’s Certificate of Incorporation and indemnification agreements between the Company and its officers and directors provide that the Company will indemnify and hold harmless its officers and directors for certain events or occurrences arising as a result of the officer or director serving in such capacity. The Company has also agreed to indemnify certain third parties under certain circumstances pursuant to the terms of certain underwriting agreements, registration rights agreements, credit facilities, portfolio purchase and sale agreements, and other agreements entered into by the Company in the ordinary course of business. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these indemnification agreements is minimal and, as of December 31, 2017, has no liabilities recorded for these agreements.
Note 14: Segment Information
The Company conducts business through several operating segments that meet the aggregation criteria under authoritative guidance related to segment reporting. The Company’s management relies on internal management reporting processes that provide segment revenue, segment operating income, and segment asset information in order to make financial decisions and allocate resources. Prior to the first quarter 2016 the Company had determined that it had two reportable segments: portfolio purchasing and recovery and tax lien business. As discussed in Note 2, “Discontinued Operations,” on March 31, 2016, the Company completed the divestiture of its membership interests in Propel, which comprised the entire tax lien business segment. Propel’s operations are presented as discontinued operations in the Company’s consolidated statements of income. Beginning in the first quarter 2016, the Company has one reportable segment, portfolio purchasing and recovery.
The following tables present information about geographic areas in which the Company operates (in thousands):

	Year Ended December 31,
	2017	2016	2015
Revenues, adjusted by net allowances(1):
United States	$665,564	$669,636	$709,405
International
Europe(2)	427,655	270,411	376,055
Other geographies	93,819	89,211	44,507
Total	$1,187,038	$1,029,258	$1,129,967
________________________

(1)	Revenues, adjusted by net allowances, are attributed to countries based on location of customer.

(2)	Based on the financial information that is used to produce the general-purpose financial statements, providing further geographic information is impracticable.

	December 31, 2017	December 31, 2016
Long-lived assets(1):
United States	$40,550	$39,126
International
United Kingdom	25,287	20,860
Other foreign countries	10,439	12,271
	35,726	33,131
Total	$76,276	$72,257
________________________

(1)	Long-lived assets consists of property and equipment, net.

Note 15: Goodwill and Identifiable Intangible Assets
In accordance with authoritative guidance, goodwill is tested for impairment at the reporting unit level annually and in interim periods if certain events occur that indicate that the fair value of a reporting unit may be below its carrying value. Determining the number of reporting units and the fair value of a reporting unit requires the Company to make judgments and involves the use of significant estimates and assumptions. The Company has five reporting units for goodwill impairment testing purposes. The annual goodwill testing date for these reporting units is October 1st.
The Company first assesses qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. The qualitative factors include economic environment, business climate, market capitalization, operating performance, competition, and other factors. The Company may proceed directly to the two-step quantitative test without performing the qualitative test.
The first step involves measuring the recoverability of goodwill at the reporting unit level by comparing the estimated fair value of the reporting unit in which the goodwill resides to its carrying value. The second step, if necessary, measures the amount of impairment, if any, by comparing the implied fair value of goodwill to its carrying value. The Company applies various valuation techniques to measure the fair value of each reporting unit, including the income approach and the market approach. For goodwill impairment analyses conducted at most of the reporting units, the Company uses the income approach in determining fair value, specifically the discounted cash flow method, or DCF. In applying the DCF method, an identified level of future cash flow is estimated. Annual estimated cash flows and a terminal value are then discounted to their present value at an appropriate discount rate to obtain an indication of fair value. The discount rate utilized reflects estimates of required rates of return for investments that are seen as similar to an investment in the reporting unit. DCF analyses are based on management’s long-term financial projections and require significant judgments, therefore, for most of the Company’s reporting units where the Company has access to reliable market participant data, the market approach is conducted in addition to the income approach in determining the fair value. The Company uses a guideline company method under the market approach to estimate the fair value of equity and the market value of invested capital (“MVIC”). The guideline company approach relies on estimated remaining collections data or the earnings before interest, tax, depreciation and amortization (“EBITDA”) for each of the selected guideline companies, which enables a direct comparison between the reporting unit and the selected peer group. The Company believes that the current methodology used in determining the fair value at its reporting units represent its best estimates. In addition, the Company compares the aggregate fair value of the reporting units to its overall market capitalization.
According to authoritative guidance, if the carrying amount of a reporting unit is zero or negative, the traditional step two of the impairment test should be performed to measure the amount of impairment loss, if any, when it is more likely than not that a goodwill impairment exists. In considering whether it is more likely than not that a goodwill impairment exists, an entity can perform a step zero qualitative analysis. The Company conducted qualitative analysis for its reporting units that had negative carrying value and concluded that there was no indication that goodwill impairment existed at these reporting units.
Based on the annual goodwill impairment tests performed at October 1, 2017, no impairment existed at any of the Company’s reporting units.
Management continues to evaluate and monitor all key factors impacting the carrying value of the Company’s recorded goodwill and long-lived assets. Further adverse changes in the Company’s actual or expected operating results, market capitalization, business climate, economic factors or other negative events that may be outside the control of management could result in a material non-cash impairment charge in the future.
The Company’s goodwill is attributable to reporting units included in its portfolio purchasing and recovery segment. The following table summarizes the activity in the Company’s goodwill balance, as follows (in thousands):

Total
Balance, December 31, 2016	$785,032
Goodwill acquired	79,372
Effect of foreign currency translation	64,589
Balance, December 31, 2017	$928,993

The Company’s acquired intangible assets are summarized as follows (in thousands):

	As of December 31, 2017			As of December 31, 2016
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Customer relationships	$73,875	$(6,800)	$67,075	$21,200	$(3,220)	$17,980
Developed technologies	6,683	(5,411)	1,272	6,497	(3,891)	2,606
Trade name and other	14,413	(7,024)	7,389	12,566	(4,909)	7,657
Total intangible assets	$94,971	$(19,235)	$75,736	$40,263	$(12,020)	$28,243
The weighted-average useful lives of intangible assets at the time of acquisition were as follows:

Weighted-Average Useful Lives
Customer relationships	10
Developed technologies	5
Trade name and other	8
The amortization expense for intangible assets that are subject to amortization was $8.9 million, $7.2 million, and $5.0 million for the years ended December 31, 2017, 2016, and 2015, respectively. Estimated future amortization expense related to finite-lived intangible assets at December 31, 2017 is as follows (in thousands):

2018	$10,096
2019	8,599
2020	8,413
2021	8,311
2022	7,761
Thereafter	32,556
Total	$75,736

Note 16: Quarterly Information (Unaudited)
The following table summarizes quarterly financial data for the periods presented (in thousands, except per share amounts):

	Three Months Ended
	March 31	June 30	September 30	December 31
2017
Gross collections	$440,863	$446,182	$442,996	$437,603
Revenues, adjusted by net allowances	271,941	290,917	306,699	317,481
Total operating expenses	196,100	210,323	202,829	253,246
Income from continuing operations	15,178	19,076	42,144	2,779
Net income	14,979	19,076	42,144	2,779
Amounts attributable to Encore Capital Group, Inc.:
Income from continuing operations	22,297	20,255	28,194	12,681
Net income attributable to Encore Capital Group, Inc. stockholders	22,098	20,255	28,194	12,681
Earnings per share attributable to Encore Capital Group, Inc.:
From continuing operations:
Basic	$0.86	$0.78	$1.08	$0.49
Diluted	0.85	0.77	1.05	0.48
From net income:
Basic	$0.85	$0.78	$1.08	$0.49
Diluted	0.85	0.77	1.05	0.48
2016
Gross collections	$447,805	$434,100	$406,961	$396,738
Revenues, adjusted by net allowances	289,017	289,442	179,415	271,384
Total operating expenses	205,513	197,695	200,597	183,939
Income (loss) from continuing operations	29,789	30,833	(51,946)	10,494
Net income (loss)	26,607	30,833	(51,946)	11,323
Amounts attributable to Encore Capital Group, Inc.:
Income (loss) from continuing operations	28,876	29,588	(1,524)	21,983
Net income (loss)	25,694	29,588	(1,524)	22,812
Earnings (loss) per share attributable to Encore Capital Group, Inc.:
From continuing operations:
Basic	$1.13	$1.15	$(0.06)	$0.85
Diluted	1.12	1.14	(0.06)	0.85
From net income:
Basic	$1.01	$1.15	$(0.06)	$0.88
Diluted	0.99	1.14	(0.06)	0.88
Note 17: Guarantee of Subsidiary Debt
Unless otherwise indicated in connection with a particular offering of debt securities, Encore Capital Group, Inc. will fully and unconditionally guarantee any debt securities issued by Encore Capital Europe Finance Limited (“Encore Finance”), a

100% owned finance subsidiary of Encore. Amounts related to Encore Finance are included in the consolidated financial statements of Encore issued subsequent to April 30, 2018, the date of the incorporation of Encore Finance.